Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255937

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 7, 2021)

$600,000,000

Sally Holdings LLC

Sally Capital Inc.

% Senior Notes due 2032

We are an international specialty retailer and distributor of professional beauty supplies. Our Sally Beauty Supply business unit is an omni-channel retailer that offers professional-quality beauty supplies at attractive prices and provides education to retail consumers and salon professionals throughout North America, South America and Europe. Our Beauty Systems Group business unit is a leading full-service omni-channel distributor that offers professional beauty supplies exclusively to salons and salon professionals throughout the U.S. and Canada.

The Offering:

•

Use of Proceeds: We intend to use the net proceeds of this offering, together with borrowings under our ABL Facility (as defined herein) and cash on hand, to redeem all of our existing 5.625% senior notes due 2025 (the “senior unsecured 2025 notes”) that remain outstanding, at a redemption price equal to 100.00% of the principal amount of the senior unsecured 2025 notes being redeemed, plus accrued and unpaid interest to, but not including, March 13, 2024, the redemption date.

The Senior Notes:

•	Issuers: Sally Holdings LLC and Sally Capital Inc. (the “issuers”), indirect wholly-owned subsidiaries of Sally Beauty Holdings, Inc.

•	Maturity: The notes will mature on March 1, 2032.

•	Interest Payments: The notes will pay interest semi-annually in cash in arrears on March 1 and October 1 of each year, beginning on October 1, 2024.

•

Guarantees: The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Sally Beauty Holdings, Inc. and Sally Investment Holdings LLC, the parent companies of Sally Holdings LLC and Sally Capital Inc., as well as by all of our existing and future domestic restricted subsidiaries, with certain exceptions, who have guaranteed our existing senior secured credit facility (the “ABL Facility”) and our term loan B facility (the “TLB Facility”). Each of the guarantees may be released upon the occurrence of certain customary circumstances described in “Description of notes—Parent guarantees” and “Description of notes—Subsidiary guarantees.”

•

Ranking: The notes and the guarantees will be the issuers’ and the guarantors’ general unsecured senior obligations, will rank equally in right of payment to all of the issuers’ and guarantors’ existing and future senior debt, will be effectively subordinated to all of the issuers’ and the guarantors’ existing and future secured debt to the extent of the assets securing that secured debt (including borrowings under our ABL Facility and TLB Facility), and will be senior in right of payment to any future subordinated debt of the issuers and guarantors. In addition, the notes will be structurally subordinated to all of the liabilities of the issuers’ subsidiaries that do not guarantee the notes. See “Description of notes—Ranking.”

•

Optional Redemption: The issuers may redeem the notes, in whole or in part, at their option at any time on or after March 1, 2027 at the redemption prices described under “Description of notes—Optional redemption,” plus accrued and unpaid interest to, but not including, the redemption date. Prior to such time, the notes may be redeemed at 100% of the principal amount thereof, plus the “applicable premium” and accrued and unpaid interest to, but not including, the redemption date as described herein. In addition, we may redeem up to 40% of the notes before March 1, 2027, with the net cash proceeds from certain equity offerings at a redemption price set forth herein, if, after any such redemption, at least 50% of the aggregate principal amount of notes remains outstanding. See “Description of notes—Optional redemption.”

•

Change of Control: Upon the occurrence of certain defined events constituting a change of control, each holder of the notes will have the right to require us to purchase such holder’s notes at a price of 101% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of notes—Change of control.”

•	Form: The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	No Trading Market: The notes will not be listed on any securities exchange. Currently, there is no public market for the notes

Investing in the notes involves risks that are described in the “Supplemental risk factors” section beginning on page S-16 of this prospectus supplement and in the documents incorporated herein by reference.

	Per Note	Total
Public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will begin to accrue on    , 2024 and must be paid by the purchaser if the notes are delivered after    , 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors on or about    , 2024 only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Truist Securities

Co-Managers

Citizens Capital Markets	Regions Securities LLC	US Bancorp

The date of this prospectus supplement is     , 2024

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the notes offered and are current only as to the respective dates of such documents.

Prospectus supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated May 7, 2021. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. The first part is the prospectus supplement, which adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement.

The rules of the Commission allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission until this offering is completed, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation by reference” on page S-104 of this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Incorporation by reference” in this prospectus supplement before purchasing any securities.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” that we authorize to be delivered to you. We have not and the underwriters have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus.” You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, cash flows, results of operations and prospects may have changed since that date. The information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus is not legal, business or tax advice.

This prospectus supplement does not constitute an offer to sell, nor a solicitation of an offer to buy, any note offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made under this prospectus supplement shall under any circumstances imply that there has been no change in our affairs or the affairs of our subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

We utilize financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) in order to provide investors with an alternative method for assessing our operating results in a manner that enables investors to more thoroughly evaluate our current performance as compared to past performance.

This prospectus supplement includes “Adjusted EBITDA,” which is a financial measure that has not been calculated in accordance with GAAP and is therefore referred to as a “non-GAAP financial measure.” We have provided a definition below for this non-GAAP financial measure and have provided tables in “Summary consolidated financial and operating data” starting on page S-13 herein to reconcile this non-GAAP financial measure to its comparable GAAP financial measure.

We define Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to our restructuring plans, COVID-19 related net expenses, costs related to our fuel for growth initiative and other adjustments for the relevant time periods.

We believe that the non-GAAP financial measures we use provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, thus offering a useful way for investors to make a comparison of our performance over time and against other companies in our industry. We provide these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, to determine performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

In this prospectus supplement, the terms the “Company,” “Sally Beauty,” “our company,” “we,” “our,” “ours” and “us” refer to Sally Beauty Holdings, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. References to “Sally Holdings” refer to Sally Holdings LLC, references to “Sally Capital” refer to Sally Capital Inc. and references to the “issuers” refer to both Sally Holdings and Sally Capital and, in each case, not to any of their subsidiaries.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein which are not purely historical facts or which depend upon future events may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” “might,” “anticipates” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to the following:

•	the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry;

•	the ability to anticipate and effectively respond to changes in consumer preferences and buying trends in a timely manner;

•	potential fluctuation in our same store sales and quarterly financial performance;

•	our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us;

•

the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of the products we purchase from our third-party manufacturers or distributors;

•	potential fluctuations in the price, availability and quality of inventory;

•	products sold by us being found to be defective in labeling or content;

•	compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations;

•

the success of our strategic initiatives, including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty;

•	the success of our e-commerce businesses;

•	product diversion to mass retailers or other unauthorized resellers;

•	the operational and financial performance of our Armstrong McCall, L.P. franchise-based business;

•	successful identification of acquisition candidates and successful completion of desirable acquisitions;

•	integration of acquired businesses;

•	the success of our existing stores and our ability to increase sales at existing stores;

•	the ability to open and operate new stores profitably;

•	the volume of traffic to our stores;

•	the impact of the health of the economy upon our business;

•	the success of our cost control plans;

•	the availability of labor and rising labor and rental costs;

•	potential misconduct or improper activities by our associates and third parties;

•	climate change and the increased focus by stakeholders on environmental issues;

•	protecting our intellectual property rights, particularly our trademarks;

•	the risk that our products may infringe on the intellectual property rights of others or that we may be required to defend our intellectual property rights;

•	successfully updating and integrating our information technology systems;

•	disruptions in our information technology systems;

•	a significant data security breach, including misappropriation of our customers’, our employees’ or our suppliers’ confidential information, and the potential costs related thereto;

•	the negative impact of a significant data security breach on our reputation and the associated loss of confidence of our customers, suppliers and others;

•

the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber security threats;

•	our ability to attract and retain highly skilled management and other personnel;

•	severe weather, natural disasters or acts of violence or terrorism;

•	currency fluctuations and related costs;

•	the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system;

•	our status as a holding company, with no operations of our own, and our associated dependence on our subsidiaries for cash;

•	our ability to execute and implement our share repurchase program;

•	our substantial indebtedness;

•	the possibility that we may incur substantial additional debt, including secured debt, in the future;

•	restrictions and limitations in the agreements and instruments governing our debt;

•	the ability to generate the significant amount of cash needed for servicing all of our debt, to refinance all or a portion of our indebtedness or to obtain additional financing;

•	changes in interest rates increasing the cost of servicing our debt; and

•	the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, which is incorporated by reference into this prospectus supplement, and under the section entitled “Supplemental risk factors” in this prospectus supplement. The events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. As a result, our actual results may differ materially from the results contemplated by these forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all the information that may be important to purchasers of our notes. You should carefully read the entire prospectus supplement, including the “Supplemental risk factors” section, the accompanying prospectus and the other information incorporated by reference in this prospectus supplement, before making any investment decision.

Our company

Sally Beauty Holdings is a leading international specialty retailer and distributor of professional beauty supplies. As experts in hair color and care, we aim to empower our customers to express themselves through their hair and beyond.

We operate two business segments that offer beauty products in key categories, including hair care, hair color, styling tools and nails.

•

Sally Beauty Supply (“SBS”)—An omni-channel retailer that offers professional-quality beauty supplies at attractive prices and provides education to retail consumers and salon professionals throughout North America, South America and Europe. SBS operates primarily through retail stores (generally operating under the Sally Beauty banner) and digital platforms, including our www.sallybeauty.com website and a mobile commerce-based app.

•

Beauty Systems Group (“BSG”)—A leading full-service omni-channel distributor that offers professional beauty supplies exclusively to salons and salon professionals throughout the U.S. and Canada. These salon professionals primarily rely on just-in-time inventory due to capital constraints and limited warehouse and shelf space. BSG operates through company-operated stores (generally operating under the Cosmo Prof banner), franchised stores, distributor sales consultants (“DSCs”) and digital platforms, including our www.cosmoprofbeauty.com website, a mobile commerce-based app and chain portals.

The breadth, depth and professional quality of our hair color and care assortment provides us with a differentiated core business in an industry which is otherwise fragmented. Due to our long history, brand heritage, product and process-specific knowledge and training of associates, we provide unmatched hair color and care expertise to consumers. We also have strong positioning with suppliers given our focus and economies of scale of purchasing. By operating in a variety of channels, we are able to reach broad, diversified geographies and customer segments using a variety of product assortments and tactics.

Operating and growth strategy

Our operating and growth strategy is guided by our vision to own professional hair color and care for both the do-it-yourself (“DIY”) enthusiast and professional stylist. SBS’s differentiation is to offer a vast array of hair color and care solutions for in-home use, and this is supported by the content and education we provide our customers. At BSG, we are the largest North American distributor of professional hair color and care, offering stylists and salons the most extensive portfolio of third-party brands in the market.

We remain focused on driving top line growth and profitability by executing on our strategic initiatives:

•

Customer Centricity—Our DIY customers and professional stylists value the services, education and innovation we provide. We continue to build customer centricity through our value-added services and concepts, including Studio by Sally, Cosmo Prof Direct, Licensed Colorist on Demand,

Happy Beauty Co. and Walmart.com digital marketplace. As we gain insights and customer feedback from these concepts, we believe there are opportunities for us to expand on these concepts further and to provide growth beyond our core.

•

Owned Brands and Innovation—We believe our focus on growing our owned brands at SBS and innovating will help us attract new customers and keep long-term relationships with existing customers. During the fiscal year ended September 30, 2023, we expanded our owned brand portfolio with the launch of bondbar and brought to market many innovative products from new and key vendors. At BSG, we launched brands like Amika, Wella’s Ultimate Repair and Danger Jones, and expanded our distribution with Color Wow. Additionally, at the end of the fiscal year ended September 30, 2023, we expanded our distribution rights and significantly strengthened BSG’s position in a strategically important market with the asset acquisition of Goldwell of New York. We are focused on expanding on our owned brand offerings to drive higher sales penetration, increasing our BSG distribution footprint through expanding high-profile brands, and bringing to market innovation across our key categories of hair care and hair color.

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Efficiency and Optimization—During the fiscal year ended September 30, 2023, we were able to substantially complete our distribution center consolidation and store optimization plan, resulting in strong sales recapture rates and cost savings. We also set in motion our Fuel for Growth (“FFG”) initiative. FFG is a mandate to rethink the way we work, generating cost savings and modernizing key parts of our business. For example, our transition to pooled distribution and ongoing changes to our store shipping frequency has lowered our transportation costs. We believe these efficiency and optimization initiatives will help us offset inflationary pressures and continued growth investments in the future. We believe focusing in these areas will position our company for future growth, further enhance our ability to meet our customers where they are and attract new customers.

Additional information

Sally Holdings LLC is a Delaware limited liability company formed in 2006. Sally Capital Inc., a Delaware corporation incorporated in 2006, is a wholly-owned subsidiary of Sally Holdings LLC and will serve as co-issuer of the notes to facilitate the offering of the notes. Sally Capital Inc. does not have any assets or operations of any kind and will not receive any proceeds from the offering of the notes.

Our principal executive offices are located at 3001 Colorado Boulevard, Denton, Texas 76210, and our telephone number is (940) 898-7500. Our principal website can be accessed at www.sallybeautyholdings.com. The information on our websites is not a part of this prospectus supplement and is not incorporated herein by reference, and you should rely only on the information contained or incorporated by reference in this prospectus supplement when making a decision as to whether to invest in the notes.

THE OFFERING

The summary below describes the principal terms of the notes and the guarantees and is not intended to be complete. Certain of the terms and conditions below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes and guarantees.

Issuers	Sally Holdings LLC and Sally Capital Inc.

Sally Capital has only nominal assets, does not currently conduct any operations and was formed solely to act as a co-issuer of notes issued by Sally Holdings.

Notes Offered	$600,000,000 aggregate principal amount of % senior notes due 2032.

Issue Price	%, plus accrued interest from and including , 2024.

Maturity Date	March 1, 2032.

Interest	Interest on the notes will accrue at a rate of % per annum, payable semi-annually in arrears in cash on March 1 and October 1 of each year, commencing October 1, 2024. Interest will accrue from and including , 2024.

Guarantors	Sally Beauty Holdings, Inc. and Sally Investment Holdings LLC, the parent companies of Sally Holdings and Sally Capital, as well as all of our existing and future domestic restricted subsidiaries, with certain exceptions, who have guaranteed our ABL Facility and our TLB Facility. Each of the guarantees may be released upon the occurrence of certain customary circumstances described in “Description of notes—Parent guarantees” and “Description of notes—Subsidiary guarantees.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after March 1, 2027, at the redemption prices described under “Description of notes—Optional redemption,” together with accrued and unpaid interest, if any, to, but not including, the redemption date.

At any time prior to March 1, 2027, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium described in “Description of notes—Optional redemption,” together with accrued and unpaid interest, if any, to, but not including, the redemption date.

In addition, at any time and from time to time prior to March 1, 2027, we may redeem up to 40% of the aggregate principal amount of outstanding notes (including any additional notes) with the proceeds of certain equity offerings at a redemption price equal to  % of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the redemption date. We may make such redemption only if, after any such redemption, at least 50% of the aggregate principal amount of notes (including any additional notes) remains outstanding. See “Description of notes—Optional redemption.”

Change of Control	In the event of a change of control under the terms of the indenture governing the notes, each holder of the notes will have the right to require us to purchase such holder’s notes at a price of 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of notes—Change of control.”

Ranking	The notes will be general unsecured obligations of the issuers and will rank:

•

equal in right of payment to all existing and future senior indebtedness of the issuers, including our ABL Facility and TLB Facility and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	senior in right of payment to any future indebtedness and other obligations of the issuers that are, by their terms, expressly subordinated in right of payment to the notes;

•

effectively subordinated to all secured indebtedness, including our ABL Facility, TLB Facility and other secured obligations of the issuers, to the extent of the value of the assets securing such indebtedness and other obligations; and

•	structurally subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that do not guarantee the notes.

The guarantee of the notes of each guarantor will be a general unsecured senior obligation of that guarantor and will rank:

•

equal in right of payment to all existing and future senior indebtedness of such guarantor, including such guarantor’s guarantee of our ABL Facility and TLB Facility and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the guarantee;

•	senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the guarantee; and

•

effectively subordinated to all secured indebtedness, including such guarantor’s guarantee of our ABL Facility, TLB Facility and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom, incremental ABL Facility borrowings and cash on hand to redeem the senior unsecured 2025 notes, we would have had consolidated total indebtedness (excluding any operating lease obligations) of approximately $1,037 million, including the notes, of which approximately $437 million (outstanding under the ABL Facility and the TLB Facility) was secured and effectively senior to the notes, $0.3 million (representing finance lease obligations) ranked equally in right of payment with the notes and none was subordinated in right of payment to the notes.

As of December 31, 2023, we also had $586.0 million of operating lease liabilities.

In addition, as of December 31, 2023, our non-guarantor subsidiaries had liabilities (including trade payables, but excluding amounts due to related parties) of approximately $208 million, all of which was structurally senior to the notes and the guarantees.

As of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom, incremental ABL Facility borrowings and cash on hand to redeem the senior unsecured 2025 notes, we would have had additional availability under our ABL Facility of up to approximately $443 million, all of which would be secured and would be effectively senior to the notes.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more debt;

•	pay dividends, redeem stock or make other distributions;

•	make certain investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of notes—Certain covenants” and “Description of notes—Merger and consolidation.”

Trading Market for the Notes	We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes.

Form and Denomination	The notes will be initially issued in the form of one or more global notes, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and deposited with the trustee for the notes as a custodian for The Depository Trust Company (“DTC”) as depositary, and registered in the name of DTC or its nominee. See “Description of notes—Form, denomination, transfer, exchange and book-entry procedures.”

Use of Proceeds	We estimate that the net proceeds from the issuance and sale of the notes we are offering will be approximately $592 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, together with borrowings under our ABL Facility and cash on hand, to redeem all of the senior unsecured 2025 notes that remain outstanding, at a redemption price equal to 100.00% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date. On February 12, 2024, we delivered a notice of conditional full redemption to the holders of our senior unsecured 2025 notes, which stated that we intend to redeem the senior unsecured 2025 notes on March 13, 2024, subject to certain conditions, including the consummation of this offering. This prospectus supplement shall not constitute a notice of redemption, an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to our senior unsecured 2025 notes. See “Use of proceeds” on page S-24 of this prospectus supplement.

Trustee, Registrar and Paying Agent	Computershare Trust Company, N.A.

Additional Notes	Subject to certain conditions, we may, without consent of the holders of the notes, issue additional notes having identical terms and conditions as the notes (except for the issue date and, in some cases, the public offering price, the first interest payment date and the initial interest accrual date). Such additional notes may be consolidated and form a single series with the previously outstanding notes; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will be issued with a different CUSIP or other identifying number than the notes.

Tax Considerations	You should consult your independent tax advisor with respect to the tax consequences of owning the notes in light of your own particular situation. See “Certain U.S. federal income tax considerations.”

Risk Factors	Investing in the notes involves substantial risk. You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein, including the discussion under the captions “Risk Factors” in the prospectus and “Supplemental risk factors” in this prospectus supplement, before investing in the notes.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial and operating data of Sally Beauty Holdings, Inc. for each of the fiscal years in the three-year period ended September 30, 2023 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The following summary consolidated financial and operating data for each of the three-month periods ended December 31, 2022 and 2023 have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement. Financial and operating data for the twelve months ended December 31, 2023 has been derived by adding the relevant results for the fiscal year ended September 30, 2023 to the relevant results for the three months ended December 31, 2023 and subtracting the relevant results for the three months ended December 31, 2022. The following summary consolidated financial and operating data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2023. The financial or operating data for any past period is not necessarily indicative of the results for any future period.

	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2023
Results of operations information (dollars in thousands):
Net sales	$3,874,997	$3,815,565	$3,728,131	$957,055	$931,302	$3,702,378
Cost of goods sold	1,921,663	1,896,400	1,829,951	468,481	464,126	1,825,596

Gross profit	1,953,334	1,919,165	1,898,180	488,574	467,176	1,876,782
Selling, general and administrative expenses	1,530,280	1,553,948	1,555,946	391,580	398,138	1,562,504
Restructuring	4,611	27,577	17,205	10,406	(85)	6,714

Operating earnings	418,443	337,640	325,029	86,588	69,123	307,564
Interest expense	93,509	93,543	72,979	17,923	17,314	72,370

Earnings before provision for income taxes	324,934	244,097	252,050	68,665	51,809	235,194
Provision for income taxes	85,076	60,544	67,450	18,328	13,419	62,541

Net earnings	$239,858	$183,553	$184,600	$50,337	$38,390	$172,653
Operating data:
Number of stores at end-of-period (including franchises):
Sally Beauty Supply	3,549	3,439	3,148	3,146	3,143	3,143
Beauty Systems Group	1,362	1,355	1,338	1,352	1,332	1,332

Total	4,911	4,794	4,486	4,498	4,475	4,475
Professional distributor sales consultants (end of period)	719	718	670	688	656	656
Comparable sales growth (decline)(1):
Sally Beauty Supply	9.1%	(0.6)%	3.4%	3.0%	(1.9)%	2.1%
Beauty Systems Group	10.3%	2.3%	(1.3)%	(1.5)%	0.7%	(0.7)%
Consolidated	9.6%	0.6%	1.4%	1.1%	(0.8)%	0.9%

	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2023
Other financial data (dollars in thousands):
Rent	$247,623	$250,719	$240,924
Capital expenditures	$73,669	$99,250	$90,742			$96,286
Adjusted EBITDA(2)	$574,979	$501,939	$459,026	$125,785	$107,100	$440,341
Pro forma secured debt(3)			$437,000			$437,000
Pro forma total debt(3)			$1,037,252			$1,037,252
Ratio of pro forma secured debt to Adjusted EBITDA			1.0x			1.0x
Ratio of pro forma total debt to Adjusted EBITDA			2.3x			2.4x

(1)

We believe that comparable sales is an appropriate performance indicator to measure our sales growth compared to the prior period. In calculating our comparable sales growth, comparable sales include (i) sales from our own stores that have been operating for 14 months or longer as of the last day of a month, (ii) sales via e-commerce, (iii) sales to franchisees and (iv) full-service sales. Our comparable sales exclude the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquired stores is excluded from our comparable sales calculation until 14 months after the acquisition. Our calculation of comparable sales might not be the same as the calculation of this measure by other retailers, as the calculation varies across the retail industry.

(2)

We define Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to our restructuring plans, COVID-19 related net expenses, costs related to our FFG initiative and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliation to the comparable GAAP financial measures. We present Adjusted EBITDA because we believe it provides investors with important additional information to evaluate our performance.

The following table presents a reconciliation of net earnings, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods indicated.

	Fiscal Year Ended			Three Months Ended		Twelve Months Ended
	Sep. 30, 2021	Sep. 30, 2022	Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2023
(dollars in thousands)
Net earnings	$239,858	$183,553	$184,600	$50,337	$38,390	$172,653
Depreciation and amortization	102,201	99,929	102,412	25,285	28,063	105,190
Interest expense	93,509	93,543	72,979	17,923	17,314	72,370
Provision for income taxes	85,076	60,544	67,450	18,328	13,419	62,541
COVID-19 & Other(a)	36,624	6,223	3,701	1,052	—	2,649
Restructuring	6,055	47,439	12,022	7,725	(85)	4,212
Share-based compensation	11,656	10,708	15,862	5,135	5,118	15,845
Fuel for Growth & Other				—	4,881	4,881

Adjusted EBITDA (non-GAAP)	$574,979	$501,939	$459,026	$125,785	$107,100	$440,341

(a)	Other expenses grouped with Fuel for Growth beginning in the first quarter of fiscal year 2024, as COVID-19-related expenses are no longer adjusted out as a separate line item.

(3)

As of September 30, 2023 or December 31, 2023, as indicated, gives effect to this offering, the use of proceeds therefrom, incremental ABL Facility borrowings and cash on hand to redeem the senior unsecured 2025 notes as if they occurred on September 30, 2023 or December 31, 2023, as indicated.

SUPPLEMENTAL RISK FACTORS

An investment in the notes involves risk. Before deciding to purchase any notes, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus supplement, including the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, which is incorporated by reference into this prospectus supplement. Any such risks could materially and adversely affect our business, financial condition, results of operations or prospects. However, the risks described below and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 are not the only risks facing us or that may affect your investment. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects or your investment.

We have substantial debt and may incur substantial additional debt, which could adversely affect our financial health, our ability to obtain financing in the future, our ability to react to changes in our business and our ability to fulfill our obligations under the notes.

As of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom, incremental ABL Facility borrowings and cash on hand to redeem the senior unsecured 2025 notes, we would have had consolidated total indebtedness of approximately $1,037 million, including the notes (but excluding $586.0 million of operating lease obligations).

Our substantial debt could have important consequences for holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, resulting in possible defaults on and acceleration of such indebtedness;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us, which could limit our ability to make required payments on our debt;

•

increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations (because a portion of our borrowings are at variable rates of interest), including borrowings under our ABL Facility and our TLB Facility;

•

place us at a competitive disadvantage compared to our competitors that have proportionately less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

•	limit our ability to refinance indebtedness or cause the associated costs of such refinancing to increase; and

•

limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures or prevent us from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins of our business.

Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition, results of operations or prospects.

In addition, we and our subsidiaries may incur substantial additional indebtedness in the future. As of December 31, 2023, after giving effect to the incremental ABL Facility borrowings as described in “Use of proceeds,” our ABL Facility provided us commitments for additional borrowings of up to approximately $443 million, subject to borrowing base limitations, outstanding letters of credit and limitations on cash hoarding above certain balances, once utilized. If new debt is added to our current debt levels, the related risks that we face would increase, and we may not be able to meet all of our debt obligations.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not, and the indenture governing the notes will not, fully prohibit us or our subsidiaries from doing so. In particular, as of December 31, 2023, and after giving effect to the offering of the notes and the use of proceeds therefrom, incremental ABL Facility borrowings and cash on hand to redeem the senior unsecured 2025 notes, our ABL Facility provided us commitments for additional borrowings of up to approximately $443 million, subject to borrowing base limitations, outstanding letters of credit and limitations on cash hoarding above certain balances, once utilized. In addition, the indenture governing the notes being offered hereby allows us to incur substantial additional secured debt. See “Description of notes—Certain covenants—Limitation on Indebtedness”. Additionally, any operating leases (which can be material given the nature of our business) will be excluded for the purposes of any financial definitions or ratios determined or calculated under the indenture governing the notes or the TLB Facility. If new debt is added to our current debt levels, the related risks that we face would increase, and we may not be able to meet all our debt obligations.

In addition, our ABL Facility and our TLB Facility, as well as the indenture governing the notes being offered hereby, do not prevent us from incurring obligations that do not constitute indebtedness.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

The ABL Facility contains covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	change our line of business;

•	engage in certain mergers, consolidations and transfers of all or substantially all of our assets;

•	make certain dividends, stock repurchases and other distributions;

•	make acquisitions of all of the business or assets of, or stock representing beneficial ownership of, any person;

•	dispose of certain assets;

•	make voluntary prepayments on the notes being offered hereby or make amendments to the terms thereof;

•	prepay certain other debt or amend specific debt agreements;

•	change our fiscal year; and

•	create or incur negative pledges.

In addition, if we fail to maintain a specified minimum level of borrowing capacity under our ABL Facility, we will then be obligated to maintain a specified fixed-charge coverage ratio. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

The indenture governing the notes being offered hereby and our TLB Facility also contain restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	dispose of assets;

•	incur additional indebtedness (including guarantees of additional indebtedness);

•	pay dividends, repurchase stock or make other distributions;

•	prepay subordinated debt;

•	create liens on assets;

•	make investments (including joint ventures);

•	engage in mergers, consolidations or sales of all or substantially all of our assets;

•	engage in certain transactions with affiliates; and

•	permit restrictions on our subsidiaries’ ability to pay dividends to us.

The restrictions in the indenture governing the notes being offered hereby and the terms of our ABL Facility and our TLB Facility may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.

Our ability to comply with the covenants and restrictions contained in the ABL Facility, our TLB Facility and the indenture governing the notes being offered hereby may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants and restrictions could result in a default under either the ABL Facility, the TLB Facility or the indentures that would permit the applicable lenders or note holders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay our outstanding indebtedness, lenders having secured obligations, such as the lenders under the ABL Facility and our TLB Facility, could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under the ABL Facility and may not be able to repay the amounts due under our TLB Facility or the notes being offered hereby. This could have serious consequences for our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to service all of our debt, to refinance all or a portion of our indebtedness or to obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our debt will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control, such as those described under “Risk Factors—Operational, Strategic and General Business Risks” and “Risk Factors—Financial Risks” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our ABL Facility, our TLB Facility and the indenture governing the notes being offered hereby restrict our ability to dispose of assets and use the proceeds from any such dispositions. We cannot assure you that we will be able to consummate any asset sales, or, if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our ABL Facility or our TLB Facility, which is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including our ABL Facility and our TLB Facility, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our ABL Facility or our TLB Facility could elect to terminate their commitments, cease making further loans and/or institute foreclosure proceedings against the assets securing such facilities and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our ABL Facility or our TLB Facility to avoid being in default. If we breach our covenants under our ABL Facility or our TLB Facility and seek waivers, we may not be able to obtain waivers from the required lenders thereunder.

You should not expect Sally Capital to participate in making payments on the notes.

Sally Capital, a wholly-owned subsidiary of Sally Holdings, acts as a co-issuer solely to facilitate the issuance of the notes. Sally Capital does not have any operations or assets of any kind and will not receive any proceeds from the issuance of the notes. You should not expect Sally Capital to participate in servicing any of our obligations in the notes.

The notes will be effectively subordinated to our and our guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The notes and the related guarantees will not be secured. However, as of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom, incremental ABL Facility borrowings and cash on hand to redeem the senior unsecured 2025 notes, we would have had $1,037 million of total indebtedness outstanding, including the notes being offered hereby, of which approximately $437 million would have constituted senior secured debt under the ABL Facility and the TLB Facility and we would have had additional availability of approximately $443 million under our ABL Facility, all of which would be secured. In addition, the indenture governing the notes being offered hereby allows us to incur substantial additional secured debt, which would rank senior to the notes if incurred. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the issuers or any of the guarantors of the notes, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all of our secured indebtedness has been paid in full.

The notes will be structurally subordinated to all indebtedness of those of our existing or future subsidiaries that are not, or do not become, guarantors of the notes, including all of our foreign subsidiaries.

The notes will not be guaranteed by certain of our current and future subsidiaries, including our non-U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to all indebtedness and the claims of creditors of any non-guarantor subsidiaries, including trade creditors. All indebtedness and obligations of any non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution upon liquidation or otherwise to us or a guarantor of the notes. The indenture governing the notes permits these non-guarantor subsidiaries to incur certain additional debt, including secured debt, and does not limit their ability to incur other liabilities that are not considered indebtedness under the indenture. For the twelve months ended December 31, 2023, our non-guarantor subsidiaries represented approximately 20% of our consolidated net sales, 14% of our operating income and 13% of our Adjusted EBITDA. In addition, as of December 31, 2023, our non-guarantor subsidiaries held approximately 25% of our consolidated assets and had approximately $208 million of liabilities (including trade payables, but excluding amounts due to related parties), to which the notes and the guarantees would have been structurally subordinated.

U.S. federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from the issuers or the guarantors.

Our direct and indirect domestic subsidiaries that are obligors under the ABL Facility and the TLB Facility will guarantee the obligations under the notes. The issuance of the notes by the issuers and the issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, unpaid creditors of the issuers or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce the notes or a guarantor’s guarantee, or may subordinate the notes or such guarantee to the issuers’ or the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued, or when the applicable guarantor entered into its guarantee, or, in some states, when payments became due under the notes or such guarantee, the issuers or the applicable guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that the issuers or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee, as applicable, if the issuers or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an issuer or a guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void the notes or a guarantee, without regard to the above factors, if the court found that the notes were issued or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by the issuers or a guarantor pursuant to the notes or its guarantee, as applicable, could be avoided and required to be returned to the issuers or such guarantor or to a fund for the benefit of the issuers’ or such guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from the issuers or such guarantor. Although each guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law, this provision may not be effective to protect the guarantees from being voided under the fraudulent transfer laws described above.

To the extent a court deems the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of the notes would cease to have any direct claim against the issuers or the applicable guarantor. If a court were to take this action, the issuers’ or the applicable guarantor’s assets would be applied first to satisfy the issuers’ or the applicable guarantor’s other liabilities, if any, and might not be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

We may not have the ability to raise the funds necessary to finance the change of control offer or the asset disposition offer required by the indenture governing the notes being offered hereby.

Upon the occurrence of a “change of control,” as defined in the indenture governing the notes being offered hereby, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of the repurchase. Similarly, we must offer to buy back the notes (or repay other indebtedness in certain circumstances), at a price equal to 100% of the principal amount of the notes (or other debt) purchased, together with accrued and unpaid interest, if any, to the date of repurchase, with the proceeds of certain asset dispositions (as defined in the indenture governing the notes being offered hereby). Our failure to purchase, or give notice of purchase of, the notes offered hereby would be a default under the indenture governing the notes offered hereby, which would also trigger a cross-default under our other outstanding indebtedness.

If a change of control or asset disposition occurs that would require us to repurchase the notes, it is possible that we may not have sufficient assets to make the required repurchase of the notes or to satisfy all obligations under our ABL Facility, our TLB Facility and the indenture governing the notes offered hereby. A change of control would also trigger a default under our ABL Facility and our TLB Facility. In order to satisfy our obligations, we could seek to refinance the indebtedness under our ABL Facility and our TLB Facility and the indenture governing the notes offered hereby or obtain a waiver from the lenders or holders of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all. Any failure to make the required change of control offer or asset disposition offer would result in an event of default under the indenture governing the notes.

We could enter into certain corporate transactions that may not constitute a change of control under the indenture governing the notes but which could nevertheless adversely affect holders of the notes.

The indenture governing the notes permits a variety of acquisition, refinancing, recapitalization and other leveraged transactions that may not be considered change of control transactions. As a result, we could enter into any such transactions without being required to make an offer to repurchase the notes even though the transaction could increase our total outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the notes.

Holders of the notes may not be able to determine when a “change of control” giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the indenture governing the notes will include the phrase relating to the sale of “all or substantially all” of our assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether we are required to make an offer to repurchase the notes.

There is no established trading market for the notes offered hereby. If an actual trading market does not develop for the notes, you may not be able to resell them quickly, for the price that you paid or at all.

The notes offered hereby will constitute a new issue of securities, and there is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. Each underwriter may discontinue any market-making at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the notes or your ability to sell the notes at a particular time, at a favorable price or at all.

If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

•	the number of holders of the notes;

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the prospects for companies in our industry, generally;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on holders, regardless of our prospects and financial performance.

Many of the covenants in the indenture that will govern the notes will not apply during any period in which the notes are rated investment grade by at least two of Moody’s, S&P and Fitch.

Many of the covenants in the indenture that will govern the notes will not apply to us during any period in which the notes are rated investment grade by at least two of Moody’s, S&P and Fitch provided at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to incur debt, pay dividends and make other distributions and engage in certain other transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while covenants were suspended would not result in an event of default under the indenture governing the notes. See “Description of notes—Certain covenants—Effectiveness of Covenants.”

USE OF PROCEEDS

We anticipate that the estimated net proceeds of this offering will be approximately $592 million after deducting the underwriters’ discount and certain offering expenses.

We intend to use the net proceeds of this offering, together with approximately $40 million of borrowings under our ABL Facility and approximately $57 million of cash on hand, to redeem all of our senior unsecured 2025 notes that remain outstanding, at a redemption price equal to 100.00% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, March 13, 2024, the redemption date.

On February 12, 2024, we delivered a notice of conditional full redemption to the holders of our senior unsecured 2025 notes, which stated that we intend to redeem the senior unsecured 2025 notes on March 13, 2024, subject to certain conditions, including the consummation of this offering. This prospectus supplement shall not constitute a notice of redemption, an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to our senior unsecured 2025 notes.

CAPITALIZATION

The following table sets forth Sally Beauty’s consolidated cash and cash equivalents and capitalization as of December 31, 2023:

•	on an actual basis; and

•

on an as adjusted basis giving effect to the issuance of the notes offered hereby and the use of proceeds therefrom, incremental ABL Facility borrowings and cash on hand to redeem the senior unsecured 2025 notes, as described in “Use of proceeds.”

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Form 10-Q for the quarter ended December 31, 2023 and the unaudited condensed consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Form 10-Q for the quarter ended December 31, 2023.

	As of December 31, 2023
	Actual	As adjusted(1)
	(dollars in thousands)
Cash and cash equivalents(2)	$120,999	$63,999

Long-Term Debt:
Secured long-term debt:
ABL Facility(2)	$—	40,000
TLB Facility(3)	397,000	397,000
Unsecured long-term debt:
Senior unsecured 2025 notes	679,961	—
Notes offered hereby(4)		600,000
Other(5)	252	252

Total debt(6)	1,077,213	1,037,252
Total stockholders’ equity	541,340	541,340

Total capitalization	$1,618,553	1,578,592

(1)	Does not reflect accrued interest on the notes offered hereby.

(2)

As of December 31, 2023, $17 million of standby letters of credit were issued and $483 million of borrowings were available under our ABL Facility. As of December 31, 2023, after giving effect to this offering and the use of proceeds therefrom, incremental ABL Facility borrowings and $57 million of cash on hand to redeem the senior unsecured 2025 notes, we would have had availability of up to approximately $443 million and approximately $40 million outstanding under our ABL Facility.

(3)	Excludes unamortized discount of $2.1 million.

(4)	Represents the principal amount of the notes offered hereby.

(5)	Other unsecured long-term debt includes $0.3 million of finance lease obligations and no other long-term debt.

(6)	Does not include (i) $586.0 million of operating lease liabilities and (ii) $5.7 million of unamortized debt issuance costs.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

The following is a description of our material indebtedness other than the notes offered hereby. The following summaries are qualified in their entirety by reference to the credit agreement and related documents and indenture to which each summary relates, copies of which are available upon request.

ABL Facility

On July 6, 2017, the Company and certain of the Company’s indirect and direct subsidiaries that are borrowers or guarantors (the “Loan Parties”) entered into the ABL Facility among the Loan Parties, Bank of America, N.A., as administrative, collateral and Canadian agent and the lenders named therein. The ABL Facility was most recently amended on April 19, 2023, to, among other things, modify certain provisions to replace the London Interbank Offered Rate (“LIBOR”) with the Secured Overnight Financing Rate (“Term SOFR”). The ABL Facility matures on May 11, 2026. The ABL Facility is secured by a first-priority lien in and upon the accounts and inventory (and the proceeds thereof) of the Company and its domestic subsidiaries. The ABL Facility is secured by a second-priority lien in and upon the remaining assets of the Company and its domestic subsidiaries. The ABL Facility provides for revolving commitments in an aggregate principal amount equal to $500.0 million (with availability thereunder subject to a customary borrowing base). The ABL Facility has a $40.0 million Canadian sub-facility, and certain of the Company’s foreign subsidiaries have access to the ABL Facility upon certain terms and conditions. As of December 31, 2023, $482.6 million was available to be borrowed under the ABL Facility.

TLB Facility

In February 2023, the Company, Sally Holdings and Sally Capital (collectively, the “Borrowers”) and certain of the Company’s other direct and indirect domestic subsidiaries entered into a credit agreement with Bank of America, N.A., as Administrative Agent and Collateral Agent, and the lenders and other parties thereto, providing for the TLB Facility in an aggregate principal amount equal to $400.0 million, the net proceeds of which were used to repay our then-existing term loan B due 2024. The TLB Facility matures on the earlier of (i) February 28, 2030 and (ii) the date that is 91 days prior to the stated maturity of the senior unsecured 2025 notes unless all amounts exceeding $200.0 million of the senior unsecured 2025 notes are refinanced or repaid in accordance with the requirements of the TLB Facility (the “Maturity Date”). The outstanding principal balance of the TLB Facility is repayable in quarterly installments equal to 0.25% of the original principal amount of the TLB Facility, with a final installment equal to the entire remaining outstanding principal amount due on the Maturity Date. The TLB Facility was issued at a discount of 0.75%, and we incurred $4.7 million in issuance costs; both of which are being amortized using the effective interest method.

In September 2023, the first refinancing amendment of the TLB Facility was entered into, providing for a 25-basis-point reduction in the fixed interest spread on the TLB Facility. The TLB Facility bears interest at a floating rate equal to, at our option, either adjusted Term SOFR plus 2.25% or an adjusted base rate plus 1.25%. No other terms of the agreement were amended. In connection with the repricing, the Borrowers evaluated the fair value of the debt, before and after the amendment, for each syndicate loan and recognized a loss on extinguishment of $1.8 million within interest expense.

The TLB Facility is secured by a first-priority lien in and upon substantially all of the assets of the Company and its domestic subsidiaries other than the accounts, inventory (and the proceeds thereof) and other assets that secure the ABL Facility on a first-priority basis (the “ABL Priority Collateral”). Additionally, the TLB Facility is secured by a second-priority lien in and upon the ABL Priority Collateral.

The TLB Facility does not contain any financial maintenance covenants and is subject to a covenant package that is substantially consistent with the covenant package in the indenture that will govern the notes. The TLB Facility is subject to a customary asset sale mandatory prepayment provision and is subject to a customary excess cash flow mandatory prepayment provision. The TLB Facility may be prepaid without penalty or premium, other than customary breakage costs for prepayments that are made prior to the last date of an interest period.

Senior unsecured 2025 notes

On December 3, 2015, we issued the senior unsecured 2025 notes in an aggregate principal amount of $750.00 million. At December 31, 2023, $679.96 million in aggregate principal amount of these notes were outstanding. The senior unsecured 2025 notes are guaranteed on a senior unsecured basis by the Company, Sally Investment Holdings LLC and the same domestic subsidiaries, with certain exceptions, that guarantee our obligations under the ABL Facility and the TLB Facility. The obligations under these senior unsecured 2025 notes are senior unsecured obligations.

Beginning on December 1, 2023, the senior unsecured 2025 notes became redeemable, in whole or in part, at any time and from time to time, at a price of 100.00% of the principal amount, plus accrued and unpaid interest.

We intend to use the net proceeds of this offering, together with borrowings under our ABL Facility and cash on hand, to redeem the entire $679.96 million aggregate principal amount of our senior unsecured 2025 notes, at a redemption price equal to 100.00% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, March 13, 2024, the redemption date. See “Use of proceeds.”

DESCRIPTION OF NOTES

General

In this Description of notes, the words “we,” “us,” and “our” refer to the Company and the Co-Issuer (as such terms are defined in “—Certain Definitions” below) and not to any of their respective subsidiaries. Other capitalized terms defined in “—Certain Definitions” below are used in this “Description of notes” as so defined below. Any reference to a “Holder” or a “Noteholder” in this Description of notes refers to the Holders of the Notes (as defined below). Any reference to “Notes” or a “class” of Notes in this Description of notes refers to the Notes as a class.

The following description of the particular terms of the Notes (referred to in the accompanying prospectus as the “debt securities”) and the Guarantees supplements and, to the extent it is inconsistent with the description in the prospectus, replaces the description of the general terms and provisions of the debt securities and the guarantees set forth in the accompanying prospectus, to which reference is hereby made. The Notes offered by this prospectus supplement (the “Notes”) are to be issued under an indenture, dated as of May 18, 2012, among the Company and the Co-Issuer, as issuers, the Guarantors and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as trustee, as amended and supplemented from time to time (the “Base Indenture”) and as supplemented by a fifth supplemental indenture (together with the Base Indenture, the “Indenture”), to be dated as of February , 2024, among the Company and the Co-Issuer, as issuers, the Guarantors and Computershare Trust Company, N.A., as trustee (in such capacity, the “Trustee”).

The Indenture allows the Company from time to time, without notice to or the consent of the holders or beneficial owners of the Notes, to create and issue an unlimited principal amount of additional Notes having the same terms and conditions (except for the Issue Date and, in some case, the initial issue price and the first interest payment date) as the Notes (the “Additional Notes”), subject to compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness.” Any Additional Notes will be part of the same series as the Notes that will vote on all matters with the Holders of the Notes; provided that if such Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, then such Additional Notes will have a separate CUSIP number and ISIN from the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of notes,” references to the Notes will include any Additional Notes actually issued.

The following is a summary of certain provisions of the Indenture. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”). The Indenture contains provisions that define your rights and govern the obligations of the Company and the Co-Issuer under the Notes. You may request a copy of the Indenture at the Company’s address set forth in the section entitled “Incorporation by Reference.”

Brief description of the notes and the guarantees

The Notes will be:

•	unsecured Senior Indebtedness of the Company;

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Company;

•

effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness, including borrowings under the Senior ABL Facility and the Senior Term Loan B;

•

structurally subordinated to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than the Co-Issuer and Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees”); and

•	senior in right of payment to all existing and future Subordinated Obligations of the Company.

The Notes will have a corresponding status as Indebtedness of the Co-Issuer.

The Guarantees of each Parent Guarantor and of each Subsidiary Guarantor in respect of the Notes will be:

•	unsecured Senior Indebtedness of such Guarantor;

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor;

•

effectively subordinated to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such secured Indebtedness, including such Guarantor’s Guarantee of the borrowings under the Senior ABL Facility and the Senior Term Loan B;

•

structurally subordinated to all Indebtedness and other liabilities (including trade payables) of each such Guarantor’s Subsidiaries (other than the Company, the Co-Issuer and the other Guarantors); and

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Guarantor.

Principal, maturity and interest

The Company will initially issue $600.0 million aggregate principal amount of Notes on the Issue Date. Additional Notes may be issued under the Indenture in one or more series from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness,” and will vote as a class with the Notes and otherwise will be treated as Notes for purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN from the Notes.

The Notes will mature on March 1, 2032. Each Note will bear interest at a rate of % per annum and interest will accrue on all Notes from and including  2024. Interest will be payable semi-annually in cash to Holders of record at the close of business on the February 15 or September 15 immediately preceding the interest payment date on March 1 and October 1 of each year, commencing October 1, 2024. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

Principal of, and premium, if any, and interest on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company maintained for such purposes (which initially shall be the designated corporate trust office of the Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered Holders of the Notes as such address appears in the register of Holders (the “Note Register”).

The Notes will be issued only in fully registered form, without coupons. The Notes will be issued in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes in any automated quotation system.

Optional redemption

The Notes will be redeemable, at the Company’s option, at any time prior to maturity at varying redemption prices in accordance with the provisions set forth below.

The Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after March 1, 2027 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s (as defined below) procedures) to each Holder’s registered address, not less than 10 nor more than 60 days prior to the redemption date. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Redemption period	Price
2027		%
2028		%
2029 and thereafter	100.000%

In addition, the Indenture will provide that at any time and from time to time on or prior to March 1, 2027, the Company at its option may redeem up to 40% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of %, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if the Notes are redeemed, an aggregate principal amount of the Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption of Notes.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock or options, warrants or rights with respect to the Capital Stock of the Company (other than Disqualified Stock), or (y) that is a sale of Capital Stock or options, warrants or rights with respect to the Capital Stock of any direct or indirect parent of the Company the proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries. Such redemption may be made upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) to each Holder’s registered address, not less than 10 nor more than 60 days prior to, but not including, the redemption date (but in no event more than 180 days after the completion of the related Equity Offering).

In addition, at any time prior to March 1, 2027 the Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued but unpaid interest, if any, to, but not including, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) to each Holder’s registered address, not less than 10 nor more than 60 days prior to the Redemption Date.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of:

(i)	1.0% of the principal amount of such Note; and

(ii)	the excess of:

(a)

the present value at such Redemption Date of (1) the redemption price of such Note on March 1, 2027 (such redemption price being set forth in the table appearing above under the heading entitled “Optional Redemption”) plus (2) all required remaining scheduled interest payments due on the Note through March 1, 2027 (excluding accrued but unpaid interest, if any, to, but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

(b)	the principal amount of the Note on such Redemption Date,

in each case as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to March 1, 2027; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 1, 2027, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date, file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

Selection and notice

In the case of any partial redemption, if the Notes to be redeemed are not Global Notes, the Trustee shall select the Notes to be redeemed or purchased (i) if the Notes are listed on any national securities exchange and the Trustee has been notified by the Company of such listing, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (ii) on a pro rata basis to the extent practical, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. Notes to be redeemed that are Global Notes will be selected in accordance with DTC procedures. Notices of redemption will be delivered electronically if held at DTC or mailed by first-class mail at least 10 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the Notes or portions of the Notes called for redemption.

Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, incurrence of Indebtedness, Change of Control, Asset Disposition or other transaction) may be given prior to the completion of such transaction or event. In addition, any redemption described above or notice thereof may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) (even if delayed to a date more than 60 days after the date on which the notice of redemption is first sent), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be rescinded at any time by the Company if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company should provide written notice to the Trustee by 10:00 am New York time on the redemption date (subject to DTC procedures) stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed, and the redemption shall not occur or shall be delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

No sinking fund; open market purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase the Notes as described under the headings “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Parent guarantees

Sally Beauty Holdings, Inc. and Sally Investment Holdings LLC (collectively, the “Parent Guarantors” and each of Sally Beauty Holdings, Inc. and Sally Investment Holdings LLC individually in such capacity, a “Parent Guarantor”), as primary obligors and not merely as sureties, jointly and severally with all of the Subsidiary Guarantors have agreed to, subject to certain customary release provisions detailed below, irrevocably and fully and unconditionally Guarantee (the “Parent Guarantees”), on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture, whether for principal of or interest on the Notes, expenses, indemnification or otherwise, subject to certain customary release provisions detailed below (all such obligations guaranteed by each Parent Guarantor being herein called the “Parent Guaranteed Obligations”). Each Parent Guarantor, pursuant to its Parent Guarantee, agrees to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Parent Guarantee.

Each Parent Guarantee is a continuing Guarantee and shall (i) subject to the next two paragraphs, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Parent Guaranteed Obligations of the applicable Parent Guarantor then due and owing, (ii) be binding upon such Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Each Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee will thereupon terminate and be discharged and of no further force or effect, (i) upon the merger or consolidation of any Parent Guarantor with and into the Company or another Parent Guarantor or Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Parent Guarantor following the transfer of all of its assets to the Company or another Parent Guarantor or Subsidiary Guarantor, (ii) upon defeasance or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Parent Guaranteed Obligations then due and owing or (iv) as described under “—Amendments and Waivers.” Upon any such occurrence specified in the preceding paragraph and the receipt of an Officer’s Certificate and an Opinion of Counsel, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Parent Guarantee.

Neither the Company nor any such Parent Guarantor shall be required to make a notation on the Notes to reflect any such Parent Guarantee or any such release, termination or discharge.

Subsidiary guarantees

On the Issue Date, each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior ABL Facility or the Senior Term Loan B will guarantee payment of the Notes under the Indenture. From and after the Issue Date, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under a Credit Facility to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, will, subject to certain customary release provisions detailed below, jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of such Subsidiary Guarantor or any interest therein, in accordance with the terms of the Indenture (including the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Merger and Consolidation”) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of all or substantially all the assets of such Subsidiary Guarantor to a Person that is not the Company or a Restricted Subsidiary of the Company, in accordance with the terms of the Indenture (including the covenants described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (iii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under all then-existing Credit Facilities or Public Debt (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iv) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (v) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (vi) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of the Indenture, (vii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other Subsidiary Guaranteed Obligations then due and owing, (viii) upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred that is continuing or (ix) as described under “—Amendments and Waivers.” In addition, the Company will have the right, upon 30 days’ written notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under any then existing Credit Facility or Public Debt to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph and the receipt of an Officer’s Certificate and an Opinion of Counsel, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Notwithstanding the foregoing, this prospectus supplement does not offer and shall not be deemed to be an offer of Subsidiary Guarantees by Arcadia Beauty Labs II LLC.

Ranking

The indebtedness evidenced by the Notes will (a) be unsecured Senior Indebtedness of the Company, (b) rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and (c) be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also be effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and structurally subordinated to all Indebtedness and other liabilities (including trade payables) of its Subsidiaries (other than the Co-Issuer and any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”). The Notes will have a corresponding status as Indebtedness of the Co-Issuer.

Each Parent Guarantee will (a) be unsecured Senior Indebtedness of the applicable Parent Guarantor, (b) rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Parent Guarantee is also effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness and structurally subordinated to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than the Company, the Co-Issuer and any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Each Subsidiary Guarantee will (a) be unsecured Senior Indebtedness of the applicable Subsidiary Guarantor, (b) rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and (c) be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Subsidiary Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness and structurally subordinated to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders of the Notes, except for the Co-Issuer and unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Company (other than the Co-Issuer and Subsidiaries that become Subsidiary Guarantors with respect to the Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the Notes. Such Subsidiary Guarantee, if any, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Change of control

Upon the occurrence of a Change of Control (as defined below), each Holder of Notes will have the right to require the Company to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Settlement Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under “—Optional Redemption.”

The term “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”; or

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company and/or Co-Issuer become a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect beneficial owners of the Voting Stock of such holding company immediately following the transaction are substantially the same as the beneficial owners of the Voting Stock of the Company and/or the Co-Issuer immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

Unless the Company has exercised its right to redeem all the Notes as described under “—Optional Redemption,” the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (b) notice of redemption of all outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (c) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase any and all outstanding Notes validly tendered at a cash price equal to or higher than the Change of Control payment (an “Alternate Offer”) and has purchased all outstanding Notes properly tendered in accordance with the terms of such Alternate Offer.

If Holders of not less than 90% in aggregate principal amount of all outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Company, or any other Person making such offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable price paid to holders in such purchase, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date).

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the underwriters. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants— Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction. In addition, Holders may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including in connection with a proxy contest where the Board of Directors initially opposed a dissident slate of directors but approves them later as continuing directors.

The occurrence of a Change of Control would constitute a default under our Senior ABL Agreement and our Senior Term Loan B Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The Senior ABL Agreement and the Senior Term Loan B Agreement prohibit, and the agreements governing future Indebtedness of the Company may prohibit, the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such Senior ABL Agreement and Senior Term Loan B Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Company’s ability to pay cash to the Holders upon a repurchase may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders of the Notes have the right to require the Company to repurchase such Notes.

Any such notice in respect of a Change of Control Offer or Alternate Offer may be sent prior to the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made, to the extent that such notice states that the Change of Control Offer or Alternate Offer is conditional on the occurrence of such Change of Control and describes each such condition, and, if applicable, stating that, in the Company’s discretion, the Change of Control Settlement Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or that such purchase may not occur and such notice may be rescinded in the event that the Company shall determine that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Change of Control Settlement Date, or by the Change of Control Settlement Date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all such conditions will not be satisfied.

Certain covenants

The Indenture will contain covenants including, among others, the covenants as described below.

Effectiveness of Covenants. The Indenture will provide that, if on any day following the Issue Date (a) the Notes have Investment Grade Ratings from at least two Rating Agencies and (b) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of notes” section of this prospectus supplement (collectively, the “Suspended Covenants”) will be suspended:

(i) “—Limitation on Indebtedness”;

(ii) “—Limitation on Restricted Payments”;

(iii) “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(iv) “—Limitation on Sales of Assets and Subsidiary Stock”;

(v) “—Limitation on Transactions with Affiliates”;

(vi) “—Future Subsidiary Guarantors”; and

(vii) clause (iii) of the first paragraph of “—Merger and Consolidation.”

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any Subsidiaries of the Company as Unrestricted Subsidiaries unless such designation would have complied with the covenant described under “—Limitation on Restricted Payments” as if such covenant would have been in effect during such period.

If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating or a Default or an Event of Default occurs and is continuing, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by clause (b)(iii) of “—Limitation on Indebtedness.” With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date but excluding the Suspension Period. For purposes of the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” upon the occurrence of a Reversion Date the amount of Excess Proceeds not applied in accordance with such covenant will be deemed to be reset to zero.

During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to the covenant described under “—Limitation on Indebtedness” or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure by the Company or any Subsidiary to comply with the Suspended Covenants during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under the Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Indebtedness. The Indenture will provide as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), if on the date of the Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof) the Consolidated Coverage Ratio would have been at least 2.00:1.00.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,400.0 million, plus (B) the greater of (x) $600.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of interest and fees, underwriting discounts, premiums, defeasance costs and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Notes (other than any Additional Notes), any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, finance lease obligations or mortgage financings, Disqualified Stock issued by the Company or any Restricted

Subsidiaries and Preferred Stock issued by Restricted Subsidiaries to finance all or any part of the acquisition, purchase, lease, construction, rental payments, design, installation, repair, replacement or improvement of property (real or personal), vehicles, plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $330.0 million and 12.5% of Consolidated Total Assets;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi) (A) Guarantees (including any future Guarantees) by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of letters of credit, bankers’ acceptances, bank guarantees, discounted bills of exchange or other similar instruments supporting trade payables or discounting or factoring of receivables, warehouse receipts or similar facilities, and reinvestment and reimbursement obligations related thereto or relating to liabilities or obligations Incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims or similar obligations incurred in the ordinary course of business or any governmental requirements, or completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, or advance payments, customs, VAT or other tax guarantees or similar instruments provided by the Company or any Restricted Subsidiary or liabilities Incurred in connection with the cash management, cash pooling, tax and accounting operations of the Company or any Restricted Subsidiary, or other similar obligations Incurred in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise

Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (including Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (A) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (B) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of interest and fees, underwriting discounts, premiums, defeasance costs and other costs and expenses incurred in connection with such refinancing;

(xii) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto; and

(xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $330.0 million and 12.5% of Consolidated Total Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; (iii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such paragraphs or clauses thereof (including in part under one such paragraph or clause thereof and in part under another such paragraph or clause thereof); and (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP and the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facilities shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(e) If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of Consolidated Total Assets under this covenant is being refinanced and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, plus additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

Limitation on Restricted Payments. The Indenture will provide as follows:

(a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to:

(i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except dividends, payments or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends, payments or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend, payment or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value),

(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of

Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof),

(iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or

(iv) make any Investment (other than a Permitted Investment) in any Person,

(any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment as set forth in clauses (i) through (iv) above, referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on October 1, 2015 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available;

(B) the aggregate Net Cash Proceeds and the Fair Market Value of property or assets (x)(i) received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (ii) that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger following the Issue Date and (y) received by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness (other than to the Company or any Restricted Subsidiary) that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the Fair Market Value of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date;

(D) the aggregate Net Cash Proceeds and the Fair Market Value of property or assets received by the Company or a Restricted Subsidiary from the sale or other disposition, liquidation or repayment (including by way of dividends) of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments); and

(E) $350.0 million.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “—Limitation on Indebtedness,” (x) from Net Available Cash to the extent permitted by the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $25.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year the greater of (A) 6.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering and (B) 5.0% of Market Capitalization;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $330.0 million and 12.5% of Consolidated Total Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) pursuant to the Tax Sharing Agreement or (B) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “Certain Covenants—Limitation on Indebtedness” above; and

(xii) other Restricted Payments if, immediately after giving effect to such Restricted Payment (including the incurrence of any Indebtedness to finance such payment) as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which consolidated financial statements of the Company are available, the Consolidated Total Leverage Ratio would have been less than or equal to 3.25:1.00;

provided, that (A) in the case of clauses (iii), (vi) and (xii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clauses (vii) and (xii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

(c) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (i) through (xii) above or is entitled to be made pursuant to the first paragraph of this covenant and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) among such clauses (i) through (xii) and such first paragraph and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture or the Notes;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations;

(5) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity; or

(8) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (7) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Sales of Assets and Subsidiary Stock. The Indenture will provide as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $50.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value in excess of $50.0 million, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% (or 50% if immediately after giving effect to such Asset Disposition as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which consolidated financial statements of the Company are available, the Consolidated Total Leverage Ratio would have been less than or equal to 3.25:1.00) of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows within 450 after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (a binding commitment entered into within such 450-day period shall be treated as a permitted application of the Net Available Cash so long as such Net Available Cash shall be applied to satisfy such commitment within 180 days of the date of such commitment):

(A) first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary), or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary), provided that if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than the period described in clause (iii) above to complete, within the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $100.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $165.0 million and 5.75% Consolidated Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $100.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c) Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all commercially reasonable actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable law, applicable organizational impediments or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this covenant and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, any repatriation whereby doing so the Company, any of its Subsidiaries or any of their respective affiliates and/or equity owners would incur a tax liability, including as a result of a dividend or deemed dividend, or a withholding tax) with respect to such Net Available Cash, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. The Indenture will provide as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $35.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors of the Company.

(b) The provisions of the preceding paragraph (a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Company, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (including, without limitation, the Tax Sharing Agreement) and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity;

(vii) any transaction as to which a fairness opinion of a nationally recognized appraisal or investment banking firm is delivered to the Trustee; and

(viii) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

Limitation on Liens. The Indenture will provide that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

For purposes of the foregoing covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens, the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Permitted Lien, and a Lien may be divided and classified and reclassified into more than one of such types of Liens. In addition, (1) for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the property of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on the property of one or more of the Company and its Subsidiaries securing any Indebtedness, the amount of such Indebtedness secured shall only be included once for purposes of such calculations) and (2) the expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this covenant.

Future Subsidiary Guarantors. As set forth more particularly under “—Subsidiary Guarantees,” the Indenture will provide that from and after the Issue Date the Company will cause each Domestic Subsidiary that guarantees, directly or indirectly, payment by the Company of any Indebtedness of the Company under a Credit Facility (or other Indebtedness that is Incurred under clause (b)(i) of the covenant described under “—Limitation on Indebtedness”) or Public Debt to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports. The Indenture will provide that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA §314(a). Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture or the Notes (as to which the Trustee shall have no duty to monitor and shall be entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s, the Co-Issuer’s or any other person’s compliance with the covenants in the Indenture or to determine whether any such reports, information or other documents are filed with the SEC through the SEC’s EDGAR filing system (or any successor filing system) or posted on any website, on Intralinks or any comparable password-protected online data system or to examine such reports, information or documents to ensure compliance with the provisions of the Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein or to participate in any conference calls.

Merger and consolidation

The Indenture will provide that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each Guarantor (other than (x) any Guarantor that will be released from its obligations under its Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture in form reasonably satisfactory to the Trustee, confirming its Guarantee (other than any Guarantee that will be discharged or terminated in connection with such transaction) shall apply to such Person’s obligations under the Indenture and the Notes; and

(v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “Merger and Consolidation” covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Limited condition transactions

When calculating the availability under any basket or ratio under the Indenture or compliance with any provision of the Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness and the use of the proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under the Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or similar event) and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and (b) Consolidated EBITDA for purposes of the Consolidated Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith. For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Company (as applicable), such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Defaults

An Event of Default will be defined in the Indenture as:

(i) a default in any payment of interest on any Note when due, continued for 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi) the failure by any Guarantor to comply for 45 days after notice with its obligations under its Subsidiary Guarantee or Parent Guarantee, as applicable;

(vii) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross acceleration provision”);

(viii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x) the failure of any Parent Guarantee, or of any Subsidiary Guarantee by a Guarantor that is a Significant Subsidiary, to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary, of its obligations under the Indenture or any Parent Guarantee or Subsidiary Guarantee, as the case may be, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (vii) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (vii) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 20 Business Days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except non-payment of principal, premium or interest, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any cost, loss, liability, claim, damage or expense and including reasonable attorneys’ fees and expenses and court costs. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given a Responsible Officer of the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity satisfactory to it against any cost, loss, liability, claim, damage or expense and including reasonable attorneys’ fees and expenses and court costs, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders). Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all costs, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses and court costs caused by taking or not taking such action.

The Indenture will provide that if a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee must deliver to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (or refrain from taking any action) relating to a Default other than a payment default or a bankruptcy or insolvency default (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company (with a copy to the Trustee) with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee (after delivery to the Trustee of appropriate confirmation of beneficial ownership satisfactory to the Trustee), any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee. The Trustee shall have no duty whatsoever to provide this information to the Company or to obtain this information for the Company.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an officers’ certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a final and non-appealable determination of a court of competent jurisdiction on such matter has been made that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation as confirmed by a final and non-appealable determination of a court of competent jurisdiction on such matter shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity or security such Holder may have offered the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a payment default, bankruptcy, insolvency or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, (i) the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank and (ii) the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Net Shorts. The Trustee shall have no liability to the Parent, the Company, the Co-Issuer any Holder or any other Person in acting in good faith on a Noteholder Direction.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Company in accordance with the terms of the Indenture. The Indenture will provide that each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with, the Indenture or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. The Indenture will also provide that the Company will waive any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with the Indenture, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

Any and all other actions that the Trustee takes or omits to take under this “Description of Notes” and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Company’s indemnification under the Indenture. The Indenture will provide that the Trustee will treat all Holders equally with respect to their rights described under the Indenture. In connection with the requisite percentages required under the Indenture, the Trustee will also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes, or (vii) make any change in the amendment or waiver provisions described in this sentence.

Without the consent of any Holder, the Company, the Co-Issuer, the Trustee and (as applicable) any Subsidiary Guarantor or Parent Guarantor may amend the Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company, the Co-Issuer or a Subsidiary Guarantor or Parent Guarantor under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes in accordance with the Indenture, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee or Parent Guarantee to any provision of this “Description of notes” (to the extent that such provision in this “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or any Subsidiary Guarantee or Parent Guarantee, as provided in an Officer’s Certificate delivered to the Trustee), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Company, received thereby before the date on which the Company certifies to the Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Company at any time may terminate all obligations of the Company and the Co-Issuer under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

The Company at any time may terminate its obligations under certain covenants under the Indenture, including the covenants described under “—Certain Covenants” and “Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and Consolidation” above (“covenant defeasance”). If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor and each Parent Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee or Parent Guarantee, respectively.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “—Defaults” above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment), in the opinion of an independent firm of certified public accountants or a nationally recognized valuation, appraisal or investment banking firm in the event that all or part of the deposit consists of U.S. Government Obligations, to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under “Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date (any such amount, the “Applicable Premium Deficit”) (it being understood that any defeasance shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any defeasance of the Indenture and that any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption), and must comply with certain other conditions, including delivery to the Trustee of (1) an Opinion of Counsel to the effect that holders and beneficial owners of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company) and (2) an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied.

Satisfaction and discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes and related Guarantees when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) in the opinion of an independent firm of certified public accountants or a nationally recognized valuation, appraisal or investment banking firm in the event that all or part of the deposit consists of U.S. Government Obligations, to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be (provided that if such redemption is made pursuant to the provisions described in the seventh paragraph under “Optional Redemption,” (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited the Applicable Premium Deficit (it being understood that any discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any discharge of the Indenture and that any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption); (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of the Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No personal liability of directors, officers, employees, incorporators and stockholders

No director, officer, employee, incorporator or stockholder of the Company, the Co-Issuer, any Subsidiary Guarantor, any Parent Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, the Co-Issuer, any Subsidiary Guarantor or any Parent Guarantor under the Indenture, the Notes, any Subsidiary Guarantee or any Parent Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the trustee

Computershare Trust Company, N.A. is the Trustee under the Indenture with respect to the Notes and will be the registrar and paying agent with regard to the Notes (in such respective capacities, the “Registrar” and “Paying Agent”).

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and exchange

A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. No service charge will be made for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection with the transfer or exchange. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

The transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Section 6045 of the Code. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Governing law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

Certain definitions

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xv) dispositions of Temporary Cash Investments and Cash Equivalents, (xvi)(A) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business and (B) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement, (xvii) the non-exclusive licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice, (xviii) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice, (xix) the unwinding of any Hedging Obligations in the ordinary course of business, (xx) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (xxi) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, (xxii) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or (xxiii) the granting of any Liens not prohibited by the covenant described under “—Certain Covenants—Limitation on Liens.”

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 90% of the face amount of credit card Receivables of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Inventory of the Company and its Domestic Subsidiaries, (3) 85% of the book value of other Receivables of the Company and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of the Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to “—SEC Reports”. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the Senior ABL Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Issuer” means Sally Capital Inc., a Delaware corporation, and any successor in interest thereto.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” means Sally Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction, which cost savings or synergies shall consist solely of operating expense reductions and other operating improvements or synergies reasonably expected to result from such Sale, Purchase or other transaction to the extent reasonably anticipated to be realized and supportable in the good faith judgment of the Company and actions necessary for realization thereof have been taken or are to be taken within 18 months of the applicable Sale, Purchase or other transaction and to the extent such actions shall not have been taken within such period, such cost savings and synergies shall not be given further effect) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period; or, if lower, the maximum commitments under such revolving credit facilities as of the applicable calculation date. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred) and (v) the amount of any minority interest expense.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) dividends paid in cash in respect of Preferred Stock and Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP (other than clause (iv) below) and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii) solely for purposes of determining the amount available for Restricted Payments under clause (a)(3)(A) of the covenant described under “—Certain Covenants— Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with any acquisition, merger or consolidation after the Issue Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

(xi) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Total Assets” means, as of any date of determination, the total assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a

Consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments, as determined and calculated in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness, minus (ii) cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a Consolidated basis, in each case as of the end of the most recent fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Company are available to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction, which cost savings or synergies shall consist solely of operating expense reductions and other operating improvements or synergies reasonably expected to result from such Sale, Purchase or other transaction to the extent reasonably anticipated to be realized and supportable in the good faith judgment of the Company and actions necessary for realization thereof have been taken or are to be taken within 18 months of the applicable Sale, Purchase or other transaction and to the extent such actions shall not have been taken within such period, such cost savings and synergies shall not be given further effect) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior ABL Facility, (ii) the Senior Term Loan B and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company, the Co-Issuer, the Parent and/or any one or more of the Guarantors (the “Performance References”).

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes), (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes; provided, however, that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or any permitted transferees or heirs thereof) of the Company or its Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or any permitted transferees or heirs thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or any permitted transferees or heirs thereof) of the Company, any of its Restricted Subsidiaries or any other entity in which a Company or any Restricted Subsidiary of the Company has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any Restricted Subsidiary of the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Foreign Borrowing Base” means the sum of (1) 90% of the face amount of credit card Receivables of Foreign Subsidiaries, (2) 85% of the book value of Inventory of Foreign Subsidiaries, (3) 85% of the book value of other Receivables of Foreign Subsidiaries, and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided that the Foreign Borrowing Base shall in no event be less than the amount thereof determined as of December 31, 2023.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Borrowing Base,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Foreign Borrowing Base”

and “Indebtedness,” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Parent Guarantors and the Subsidiary Guarantors.

“Guarantor Subordinated Obligations” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holding” means Sally Beauty Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than the Co-Issuer or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

For the avoidance of doubt, any operating leases, as such instruments would be determined in accordance with GAAP on the Issue Date, shall be deemed not to constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Intermediate Holdings” means Sally Investment Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investment Grade Rating” means a rating of BBB- or better by Fitch, Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Issue Date” means the first date on which Notes are issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease (determined in accordance with GAAP) be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any dividends or distributions on, or redemptions of, Capital Stock requiring irrevocable notice in advance thereof.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Advances” means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $7.5 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7.5 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Company or any Parent on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under the Senior ABL Facility (or any other revolving credit facility), (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company, the Co-Issuer, the Parent or any other Guarantor immediately prior to such date of determination.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Parent” means any of Holding, Intermediate Holdings, and any Other Parent and any other Person that is a Subsidiary of Holding, Intermediate Holdings, or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other

Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Guarantee” means any guarantee that may from time to time be entered into by any Parent on the Issue Date or after the Issue Date with respect to the Notes. As used in the Indenture, “Parent Guarantee” refers to a Parent Guarantee of the Notes.

“Parent Guarantor” means any Parent that enters into a Parent Guarantee. As used in the Indenture, “Parent Guarantor” refers to a Parent Guarantor of the Notes.

“Permitted Holder” means any of the following: (i) any of the Management Investors and their respective Affiliates; and (ii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iii) Temporary Cash Investments or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) Notes;

(xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $250.0 million and 9.5% of Consolidated Total Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph);

(xvii) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $250.0 million and 9.5% of Consolidated Total Assets.

If any Investment pursuant to clause (xv) or (xviii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) or (xviii) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(i) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(iii) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(iv) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(v) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vi) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(vii) (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings affecting any real property;

(viii) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(x) leases, subleases, licenses or sublicenses to third parties;

(xi) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under “ —Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the Notes and Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(xii) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(xiii) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xiv) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xv) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(xvi) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Restricted Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Restricted Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (10) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness,” on assets that are the subject of such repurchase agreements, (11) in favor of any Special Purpose Entity in connection with any Financing Disposition, (12) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and (13) Liens deemed to exist in connection with Investments in repurchase agreements permitted by the Indenture;

(xvii) Liens (i) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment and (ii) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under the Indenture;

(xviii) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xix) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings; and

(xx) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed the greater of $330.0 million and 12.0% of Consolidated Total Assets at any time outstanding.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the Securities Act or (ii) a private placement to institutional and other investors (x) in accordance with Section 4(a)(2) under the Securities Act or (y) acquired for resale in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means (a) Fitch, (b) Moody’s (c) S&P or (d) if Fitch, Moody’s or S&P or any or all of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Fitch, Moody’s or S&P or any or all of them, as the case may be.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing

Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Company, the Co-Issuer or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Regulated Bank” means a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (1) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (2) a corporation organized under Section 25A of the U.S. Federal Reserve Act of 1913; (3) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System of the United States (or any successor) under 12 CFR part 211; (4) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (3); or (5) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under “—Certain Covenants— Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a Consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons and also means, with respect to a particular corporate trust matter, any other officer to whom any corporate trust matter relating to the Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject, and who, in each case, has direct responsibility for the administration of the Indenture.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company, the Co-Issuer, the Parent or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Senior ABL Agreement” means the Credit Agreement, dated July 6, 2017 and as most recently amended on April 19, 2023, among the Company, Beauty Systems Group LLC, Sally Beauty Supply LLC, the other borrowers and guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Canadian Agent and Canadian Collateral Agent, as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Term Loan B” means the collective reference to the Senior Term Loan B Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Loan B Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Term Loan B” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Term Loan B Agreement” means the Credit Agreement, dated as of February 28, 2023 by and among the Company, the Co-Issuer, Sally Beauty Holding, Inc., Sally Investments Holdings LLC, the other borrowers and guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., in its capacity as administrative agent, as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise).

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that

Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 16, 2006, among the Company, Holding and Intermediate Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a

Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the Indenture, except as provided in the Indenture.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary

unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants— Limitation on Indebtedness”, (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Form, denomination, transfer, exchange and book-entry procedures

The Notes will be issued only in fully registered form, without interest coupons. The Notes will be issued only in minimum denominations of the Minimum Denomination and any integral multiple of $1,000 in excess thereof. The Notes will not be issued in bearer form. The Notes sold in this offering will be issued only against payment in immediately available funds.

Global Notes

The Notes will be issued in the form of one or more registered notes in global form, without interest coupons, or the “Global Notes.” Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company, or “DTC,” and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC, or “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Exchanges among Global Notes

Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.

Book-entry procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•

will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a Holder of Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee or Paying Agent in Dollars to DTC’s nominee, as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear or Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below and the conversion of Notes) only at the direction of one or more participants to whose account with DTC, interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated Notes; or

•	an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from DTC to issue the Notes in certificated form.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations to you of the purchase, ownership, and disposition of the notes as of the date hereof. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable U.S. Treasury regulations, administrative rulings and judicial decisions currently in effect as of the date hereof, all of which are subject to change (possibly retroactively), which could alter the U.S. federal income tax considerations described below. No rulings have been or will be sought from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion is a summary for general information only and is applicable solely with respect to notes held as a capital asset (generally, property held for investment) by a beneficial owner who purchased the notes for cash pursuant to this offering at the offer price set forth on the front cover hereof.

The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances. Without limiting the generality of the foregoing, this discussion does not address the effect of any special rules applicable to certain types of beneficial owners, including, without limitation, dealers in securities, insurance companies, banks or other financial institutions, thrifts, real estate investment trusts, regulated investment companies, tax-exempt entities, persons that have a “functional currency” other than the U.S. dollar, persons who hold notes as part of a straddle, conversion transaction, or other risk reduction or integrated transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, retirement plans, individual retirement accounts or other tax-deferred accounts, qualified pension plans, certain former citizens or former long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, pass through entities, including partnerships and Subchapter S corporations, or any investors therein. Furthermore, this discussion does not discuss any alternative minimum tax consequences or any considerations under U.S. federal tax laws other than those pertaining to the income tax, and it does not address any considerations under any state, local or foreign tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Prospective investors are urged to consult their tax advisors as to the particular tax consequences to them of the purchase, ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or foreign tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note who is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has in effect a valid election to be treated as a U.S. person. A “Non-U.S. Holder” means a beneficial owner of a note other than a U.S. Holder and other than a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. The tax treatment of such an entity, and the tax treatment of any partner in such an entity, are not addressed in this discussion. Prospective investors that are treated as partnerships for U.S. federal income tax purposes or partners in such an entity holding a note are urged to consult their tax advisors.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND ANY OTHER TAX CONSEUQNECES TO IT OF AN INVESTMENT IN THE NOTES.

U.S. Holders

Certain contingent payments

In certain circumstances, we may redeem the notes at times earlier than the final maturity. See “Description of notes—Optional redemption” and “Description of notes—Change of control” above. The possibility of such redemptions may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that we will be required to make such a contingent payment on the notes will not affect the amount of income a holder recognizes in advance of the payment if there is only a remote chance as of the date the notes are issued that such payment will be made. We believe and intend to take the position that such contingency will not cause the “contingent payment debt instrument” rules of the Treasury regulations to apply to the notes. Our position that the “contingent payment debt instrument” rules of the Treasury regulations will not apply to the notes is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event the contingency on the notes occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective investors are urged to consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

Payments of interest

It is anticipated, and this discussion assumes, that the notes will be issued with no more than de minimis “original issue discount” as that term is defined in the Code and the Treasury regulations promulgated thereunder. In such case, interest on the notes will generally be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with its usual method of accounting for tax purposes. If, however, the issue price of the notes is less than their stated principal amount and the difference is equal to or more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. Holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method.

Sale or other taxable disposition of notes

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the notes equal to the difference between (a) the amount realized upon the sale, exchange, redemption, retirement, or other taxable disposition (except to the extent attributable to accrued and unpaid stated interest, which will generally be taxable as ordinary income to the extent not previously included in income), and (b) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in a note generally will equal its purchase price for the note.

Gain or loss on the disposition of notes will generally be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply with respect to payments of principal and interest on the notes to a U.S. Holder and with respect to payments to a U.S. Holder of any proceeds from a taxable disposition of the notes. In addition, a U.S. Holder may be subject to backup withholding on such payments that are subject to information reporting if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to backup withholding or otherwise fails to comply with applicable backup withholding rules.

Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the U.S. Holder and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

U.S. federal withholding tax

Payments of interest made to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate unless (a) the Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding tax under an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business (as described below under “—U.S. federal income tax”) in the United States or (b) the Non-U.S. Holder meets all four of the following requirements (in which case no U.S. federal withholding tax will be imposed under the “portfolio interest” exemption of the Code):

•	the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code;

•

the Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

•

the Non-U.S. Holder either (a) provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person or (b) holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations. Special certification and other rules apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holders is urged to consult its tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Subject to the discussion below under “—Foreign Account Tax Compliance Act,” the 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. federal income tax

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with its conduct of that trade or business (or the interest is attributable to a permanent establishment maintained by it in the United States if a tax treaty applies), the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided it complies with certain certification and disclosure requirements discussed above in “—U.S. federal withholding tax”). In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (or, if a tax treaty applies, attributable to a permanent establishment maintained by a Non-U.S. Holder in the United States); or

•	a Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If a Non-U.S. Holder is an individual and is described in the first bullet above, it will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in a similar manner to a U.S. Holder. If a Non-U.S. Holder is a foreign corporation and is described in the first bullet above, it will be subject to tax on its gain under regular graduated U.S. federal income tax rates in a similar manner to a U.S. Holder and, in addition, may be subject to the branch profits tax on its effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty. If a Non-U.S. Holder is described in the second bullet above, it will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S.-source capital losses for the year. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

Information reporting and backup withholding

The amount of interest paid to a Non-U.S. Holder, and any tax withheld with respect to such interest payments, regardless of whether any withholding was required, must be reported annually to the IRS and to the Non-U.S. Holder. Copies of the information returns reporting the amount of interest paid to a Non-U.S. Holder and the amount of any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if the Non-U.S. Holder provided the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E (or other applicable form) as described above and the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person. In addition, no backup withholding or information reporting will be required with respect to the gross proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if (a) the payor receives the certification described above and does not have actual knowledge or reason to know that the holder is a United States person or (b) the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability, if any, of the Non-U.S. Holder and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, the Treasury regulations promulgated thereunder, and IRS administrative guidance, which are commonly referred to as the “Foreign Account Tax Compliance Act” (“FATCA”), generally impose withholding at a rate of 30% in certain circumstances on interest payable on the notes held by or through certain financial institutions (including investment funds), unless such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (a) certifies that such entity does not have any “substantial United States owners” or (b) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the U.S. Department of the Treasury.

Withholding under FATCA would also have applied to payments of gross proceeds from dispositions of notes after December 31, 2018. However, proposed Treasury regulations would eliminate FATCA withholding on gross proceeds from a disposition of notes. In the preamble to such proposed regulations, the U.S. Department of the Treasury stated that taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. A Non-U.S. Holder should consult its tax advisor regarding the possible implications of FATCA on an investment in the notes.

UNDERWRITING

BofA Securities, Inc. is acting as sole representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the issuers, the guarantors named therein and the underwriters, the issuers have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the issuers, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.
J.P. Morgan Securities LLC
Truist Securities, Inc.
Citizens JMP Securities, LLC
Regions Securities LLC
U.S. Bancorp Investments, Inc.

Total	$600,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes at the offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price or any other term of the offering may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Note Paid by Us
Per note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated at $2,000,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, directly or indirectly, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of BofA Securities, Inc., issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Over-allotment, stabilizing and related transactions

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions.

•	Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•	Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

Any of these activities may prevent a decline in the market price of the notes and may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Neither the issuers nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the issuers nor any of the underwriters make any representation that the issuers will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about     , which will be the      business day following the date of this prospectus supplement (such settlement being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next      succeeding business days, will be required, by virtue of the fact that the notes initially settle in T+ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next      succeeding business days should consult their advisors.

Other relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for the issuers and the issuers’ subsidiaries and certain of the issuers’ affiliates, for which they receive customary fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the issuers or the issuers’ affiliates.

In particular, under the Company’s ABL Facility, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as a Joint Lead Arranger and Syndication Agent and a lender, Bank of America, N.A., an affiliate of BofA Securities, Inc., serves as the Administrative Agent, Collateral Agent, Canadian Agent and a Joint Lead Arranger and Syndication Agent and also serves as a letter of credit issuer and lender, Truist Bank, an affiliate of Truist Securities, Inc., serves as a Joint Leader Arranger, Syndication Agent and a lender, Citizens Bank, N.A., an affiliate of Citizens Capital Markets, Inc., serves as a lender, U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., serves as a lender and Regions Bank, an affiliate of Regions Securities LLC, serves as a lender. Bank of America, N.A. also serves as the Administrative Agent and Collateral Agent under the TLB Facility and is also a joint lead arranger and a joint bookrunner under the TLB Facility and Citizens Bank, N.A. also serves as a joint lead arranger and a joint bookrunner under the TLB Facility. J.P. Morgan Securities LLC is also a party to the Company’s share repurchase program. Lastly, certain of the underwriters and their affiliates may hold a portion of the issuers’ senior unsecured 2025 notes, which the issuers intend to redeem in connection with this offering, and therefore, such underwriters or their affiliates may receive a portion of the net proceeds from this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the issuers or the issuers’ affiliates. If the underwriters or their affiliates have a lending relationship with the issuers, certain of those underwriters or their affiliates may hedge their credit exposure to the issuers consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the issuers’ securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly, any person making or intending to make an offer in that Member State of the notes which are the subject of the offering contemplated in this prospectus supplement and accompanying prospectus may only do so with respect to EEA Qualified Investors. Neither the issuers nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to EEA Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (1) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (2) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom (the “UK”) will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer in the UK of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to UK Qualified Investors. Neither the issuers nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to UK Qualified Investors. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”).

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, (1) a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law of the UK by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation and (2) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law of the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the UK who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the UK, the notes offered are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuers.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the UK

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Act) and the underwriters have acknowledged and agreed that they will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “relevant person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

the securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the notes except:

(1) to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuers have determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes being offered by this prospectus supplement will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The consolidated financial statements of Sally Beauty Holdings, Inc. and its subsidiaries as of September 30, 2023 and 2022, and for each of the years in the three-year period ended September 30, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2023 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. Our filings are available to the public at the Commission’s internet site at http://www.sec.gov. We also make available, free of charge, through the investing portion of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A (and any amendments to those forms) as soon as reasonably practicable after they are filed with or furnished to the Commission. Our website address is http://www.sallybeautyholdings.com. Please note that our website address is provided in this prospectus supplement as an inactive textual reference only. The information found on or accessible through our website is not part of this prospectus supplement or the accompanying prospectus and is therefore not incorporated by reference in this prospectus supplement.

INCORPORATION BY REFERENCE

The Commission’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the Commission after the date of this prospectus supplement until this offering is completed will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2023;

•	the information responsive to Part III of Form 10-K for the fiscal year ended September 30, 2023 provided in our Proxy Statement on Schedule 14A filed on December 13, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2023;

•	our Current Reports on Form 8-K filed with the Commission on January 31, 2024; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement until the completion of this offering (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.sallybeautyholdings.com. The contents of our website are not part of this prospectus supplement or the accompanying prospectus. You can also request those documents from our Investor Relations Department at the following address:

3001 Colorado Boulevard

Denton, Texas 76210

(940) 297-3877

Prospectus

Sally Beauty Holdings, Inc.

Common stock, preferred stock, debt securities, guarantees of debt securities, warrants, purchase contracts and units

Sally Holdings LLC

Sally Capital Inc.

Debt securities

Guarantees of debt securities

From time to time, we may offer and sell the following securities:

Sally Beauty Holdings, Inc.

•	Sally Beauty Holdings, Inc. may offer and sell the following securities:
•	common stock;
•	preferred stock (which we may issue in one or more series);
•	debt securities (which we may issue in one or more series);
•	guarantees of debt securities;
•	warrants to purchase common stock, preferred stock or debt securities;
•	purchase contracts; or
•	units.

The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for our common or preferred stock or other securities.

Sally Holdings LLC and Sally Capital Inc.

Sally Holdings LLC and Sally Capital Inc. may offer and sell the following securities:

•	debt securities (which we may issue in one or more series); or
•	guarantees of debt securities.

Other Co-Registrants

The Co-Registrants listed in the Table of Additional Registrants may offer and sell the following securities:

•	guarantees of debt securities issued by Sally Beauty Holdings, Inc., Sally Holdings LLC or Sally Capital Inc.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, other third parties, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. In addition, certain selling securityholders may offer and sell our securities from time to time.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “SBH.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should refer to the risk factors referenced on page 6 of this prospectus and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 7, 2021.

Important information about this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. No person is authorized to give any information or represent anything not contained in this prospectus or any prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the securities will be offered. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement. We urge you to read this prospectus, any accompanying prospectus supplement and other offering material together with additional information described under the heading “Incorporation of Certain Information By Reference.”

In this prospectus, we refer to common stock, preferred stock, debt securities, guarantees of debt securities, warrants, purchase contracts and units collectively as the “securities.” The terms the “Company,” “Sally Beauty,” “our company,” “we,” “our,” “ours” and “us” refer to Sally Beauty Holdings, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires, including that in the discussion of the capital stock and related matters, where these terms refer solely to Sally Beauty Holdings, Inc. and not to any of its subsidiaries. The term “Sally Holdings” refers to Sally Holdings LLC, and the term “Sally Capital” refers to Sally Capital Inc.

Available information

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the Commission’s public reference room in Washington, D.C., as well as through the Commission’s Internet site.

Incorporation of certain information by reference

The Commission’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the Commission after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

•

our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, including portions of our Proxy Statement for the 2021 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2020 and March 31, 2021;

•	our Current Reports on Form 8-K filed with the Commission on November 17, 2020, November 30, 2020, January 28, 2021, January 29, 2021, March 1, 2021 and March 22, 2021;

•

the description of our common stock, set forth under the caption “Description of New Sally Capital Stock” in the Company’s prospectus which forms a part of the Company’s registration statement on Form S-4 filed with the Commission on August 2, 2006, as thereafter amended; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the applicable offering (except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus, excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. These documents are available on our website at http://www.sallybeautyholdings.com. You can also request those documents from our Investor Relations Department at the following address:

3001 Colorado Boulevard

Denton, Texas 76210

(940) 297-3877

Except as expressly provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

Special note on forward looking statements and risk factors

Statements in this prospectus and in the documents incorporated by reference herein which are not purely historical facts or which depend upon future events may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. The most important factors that could cause actual events or results to differ materially from the events or results described in our forward-looking statements are set forth in our description of risk factors in Item 1A to our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, as filed with the Commission, and as updated in any future filings with the Commission. These risk factors should be read in conjunction with the forward-looking statements in this prospectus and in the documents incorporated by reference herein. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update any forward-looking statement.

The events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. As a result, our actual results may differ materially from the results contemplated by these forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur or to occur in a manner different from what we expect.

Company summary

Our company

Sally Beauty Holdings, Inc. is an international specialty retailer and distributor of professional beauty supplies with operations primarily in North America, South America and Europe. We are one of the largest distributors of professional beauty supplies in the U.S. based on store count. At March 31, 2021, we operated two business segments, Sally Beauty Supply, or SBS, and Beauty Systems Group, or BSG, with 4,854 company-operated stores, 142 franchised stores and e-commerce platforms. SBS targets retail consumers, salons and salon professionals, while BSG exclusively targets salons and salon professionals. Within BSG, we also have one of the largest networks of distributor sales consultants for professional beauty products in North America, with approximately 704 sales consultants who sell directly to salons and salon professionals.

We provide our customers with a wide variety of leading third-party branded and owned-brand professional beauty supplies, including hair color products, and care products, styling tools, skin and nail care products and other beauty items. For each of the fiscal years ended September 30, 2020, 2019 and 2018, approximately 80% of our consolidated net sales were from customers located in the U.S.

For the fiscal year ended September 30, 2020, our consolidated net sales and consolidated operating earnings were $3,514.3 million and $258.8 million, respectively.

Our history

Sally Beauty Supply began operations with a single store in New Orleans in 1964 and was acquired in 1969 by our former parent company, The Alberto-Culver Company, which we refer to as Alberto-Culver. BSG became a subsidiary of Alberto-Culver in 1995. In 2006, we separated from Alberto-Culver and became an independent company listed on the New York Stock Exchange.

Our principal executive offices are located at 3001 Colorado Boulevard, Denton, Texas 76210, and our telephone number is (940) 898-7500. Our website can be accessed at www.sallybeautyholdings.com . The contents of our website are not part of this prospectus.

Risk factors

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which is incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future.

Use of proceeds

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

We will not receive any proceeds from the resale of securities by selling securityholders under this prospectus or any supplement to it.

Description of securities we may offer

This prospectus contains summary descriptions of our common stock, preferred stock, debt securities, warrants, purchase contracts and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement and other offering material.

Description of capital stock

Overview

The following is a description of Sally Beauty Holdings, Inc.‘s third restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated by-laws (“By-Laws”). The following descriptions of our capital stock and provisions of the Certificate of Incorporation and By-Laws are summaries of their material terms and provisions and are qualified by reference to the Certificate of Incorporation and By-Laws. The descriptions do not purport to be complete statements of the provisions of the Certificate of Incorporation and By-Laws. You must read those documents for complete information on the terms of our capital stock.

Authorized capital stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share. On April 30, 2021, we had 112,953,969 shares of our common stock and no shares of our preferred stock outstanding.

Common stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any class or series of preferred stock, if any. Holders of our common stock are not entitled to cumulative voting rights.

Holders of our common stock are entitled to receive any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of liquidation, dissolution or winding up, holders of our common stock are entitled to receive proportionately any of the assets remaining after the payment of liabilities and subject to the prior rights of any of our outstanding preferred stock.

The holders of our common stock do not have preemptive rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any of our outstanding preferred stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SBH.”

Computershare Trust Company, N.A. serves as the transfer agent and registrar for our common stock.

Preferred stock

Our Certificate of Incorporation provides that our board of directors has the authority, without further vote or action by our stockholders, to issue up to 50,000,000 shares of our preferred stock in one or more series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series.

The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to satisfy certain regulatory requirements or to discourage an unsolicited acquisition proposal. See “Certain Anti-Takeover Provisions of Sally Beauty Holdings, Inc. Certificate of Incorporation and By-Laws and Delaware Law.” In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Certain anti-takeover provisions of Sally Beauty Holdings, Inc. Certificate of Incorporation and By-Laws and Delaware Law

A number of provisions in our Certificate of Incorporation and By-Laws and under the Delaware General Corporate Law (“DGCL”) may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, our stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what our board of directors believes to be in the best interests of us and stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer.

Filling vacancies; removal

Our Certificate of Incorporation provides that our directors may be removed, with or without cause, at a meeting of our stockholders by a majority of shares then entitled to vote. In addition, our directors shall be elected for a term expiring at the next succeeding annual meeting of stockholders or until their death, resignation, removal, or disqualification.

Vacancies in our board of directors may be filled only by a majority of the remaining directors.

Any director elected to fill a vacancy will hold office for the remainder of the term in which the vacancy occurred (including a vacancy created by increasing the size of our board of directors) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our By-Laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of our board of directors.

These provisions currently have the effect of making it difficult for a potential acquirer to gain control of our board of directors.

No stockholder action by written consent; special meetings

Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a meeting and vote by stockholders. Further, our By-Laws provide that special meetings may be called only by our board of directors or our chairman of the board of directors, chief executive officer or president. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by an officer at the request of our board of directors or our chairman of the board of directors, chief executive officer or president.

Advance notice requirements for nomination of directors and presentation of new business at meetings of Sally Beauty Holdings, Inc. stockholders

Our By-Laws provide for advance notice requirements for stockholder proposals and director nominations. Generally, to be timely, for our annual general meeting of stockholders, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

These provisions make it more difficult procedurally for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting and, therefore, may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Undesignated preferred stock

Our ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring or preventing hostile takeovers or delaying or preventing changes in control or management of our Company.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL which provides that, subject to the exceptions specified in that section, a corporation may not engage in any business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203 of the DGCL, an “interested stockholder” is defined to include:

•

any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any person described in the preceding clause.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. It is anticipated that the provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since those persons could avoid the stockholder approval requirement if a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

Limitations of liability of directors

Our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against our directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as an injunction or rescission of a transaction based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, actually and reasonably incurred in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies to actions brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our Certificate of Incorporation and, with regard to our officers, our By-Laws provide that we will indemnify our current and former directors and officers to the fullest extent permitted by the DGCL. Under these provisions and subject to the DGCL, we are required to indemnify our directors and officers for all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such director or officer in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity that the director or officer serves as a director, officer, employee or agent at our request, subject to various conditions, and pay the expenses incurred by directors and officers in defending any such proceeding in advance of its final disposition to enable them to defend against such proceedings. To receive indemnification, the director or officer must have met the applicable standard of conduct required by Delaware law to be indemnified.

Description of the debt securities

General

The following description of the terms of the debt securities contains certain general terms that may apply to the debt securities. The specific terms of any debt securities will be described in one or more prospectus supplements relating to those debt securities and other offering materials we may provide.

Debt securities may be issued by Sally Beauty, Sally Holdings and/or Sally Capital. When describing any debt securities, references to “we”, “us”, “our” and the “Company” refers to the issuer(s) of those debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture, dated as of May 18, 2012 (the “Indenture”), between us and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as trustee (such trustee or any successor trustee, the “Trustee”). The Indenture is included as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities will include those stated in the Indenture and any supplemental indentures that specify the terms of a particular series of debt securities. The Indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We have summarized below the material provisions of the Indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor in our debt securities should refer to the Indenture (including any applicable supplemental indentures), the applicable prospectus supplement and any related documents, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities. Any reference to particular sections or defined terms of the Indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

The debt securities will be our direct general obligations and may be secured or unsecured. We may issue senior or subordinated debt securities, as specified in the prospectus supplement relating to that issuance of debt securities.

The Indenture does not limit the amount of debt securities that we may issue. The Indenture allows us to reopen a previous issue of a series of debt securities and issue additional debt securities of that issue.

We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, claims of holders of the debt securities will effectively have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. In addition, our right to participate as a shareholder in any distribution of assets of any subsidiary (and thus the ability of holders of the debt securities to benefit as creditors of the company from such distribution) is junior to creditors of that subsidiary.

We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of units issued by us. All references in this prospectus, or any prospectus supplement to other amounts will include premium, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities.

Debt securities may contain tranches that bear interest at a fixed rate, which may be zero, and tranches that bear interest at a floating rate.

The prospectus supplement and other offering materials we may provide relating to the particular series of debt securities being offered will specify the particular terms of, and other information relating to, those debt securities, including whether the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the Indenture.

Some of the debt securities may be issued as original issue discount debt securities (the “Original Issue Discount Securities”). Original Issue Discount Securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount. The prospectus supplement relating to an issue of Original Issue Discount Securities will contain information relating to United States federal income tax, accounting, and other special considerations applicable to Original Issue Discount Securities.

In the case of debt securities issued by Sally Beauty, the Indenture may contain provisions with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or Sally Beauty, as the case may be, for or into new securities of a different series, Sally Beauty’s common stock or other securities.

Holders may present debt securities for exchange or transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement and other offering material we may provide. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the Indenture.

Holders may transfer debt securities in definitive bearer form by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Legal Ownership and Book-Entry Issuance” below.

We will generally have no obligation to repurchase, redeem, or change the terms of debt securities upon any event (including a change in control) that might have an adverse effect on our credit quality.

Guarantees

The payment obligations of Sally Beauty under any series of debt securities may be guaranteed by one or more of Sally Beauty’s direct or indirect subsidiaries, including Sally Holdings, Sally Capital or by other persons. The payment obligations of Sally Holdings and Sally Capital under any series of debt security may be guaranteed fully and unconditionally by Sally Beauty, and may be guaranteed by one or more of Sally Beauty’s other direct or indirect subsidiaries or by other persons. If a series of debt securities is so guaranteed, the guarantors will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Events of default

Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the following are events of default under the Indenture with respect to any series of debt securities:

•	failure to pay any installment of interest on such series of debt securities when due, continued for 30 days;

•	failure to pay principal of, or premium, if any, on such series of debt securities when due;

•	failure to deposit any sinking fund payment with respect to such series of debt securities when due, continued for 30 days;

•

failure to observe or perform any other covenant or agreement in such series of debt securities or the Indenture, continued for 60 days after receipt by the Company of notice of such failure specifying such failure and requiring the same to be remedied from the trustee or holders of at least 25% of the principal amount of such series of debt securities outstanding;

•	certain events of bankruptcy, insolvency or reorganization of the Company; and

•	any other event of default we may provide for that series of debt securities.

If an event of default with respect to the outstanding debt securities of a particular series occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of such series of outstanding debt securities may declare the principal amount of such series of debt securities to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder. However, at any time after an acceleration with respect to the debt securities of a particular series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.

If the principal or any premium or interest on any debt security is payable in a currency other than U.S. dollars and such currency is not available to the Company for making payment due to the imposition of exchange controls or other circumstances beyond the Company’s control, the Company is entitled to satisfy its obligations to holders of such debt securities by making such payment in U.S. dollars in an amount equal to the U.S. dollar equivalent of the amount payable in such other currency, as determined by the trustee as provided in the Indenture. Any payment made under such circumstances in U.S. Dollars where the required payment is in a currency other than U.S. Dollars will not constitute an event of default under the Indenture.

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on any series of debt securities when due, the Indenture provides that no holder of such series of debt securities may institute any action against the Company under the Indenture without first complying with the conditions set forth in the Indenture.

The Company will furnish to the trustee an annual statement as to the Company’s performance of certain of its obligations under the Indenture and as to any default in such performance.

The provisions set forth in the prior five paragraphs may be revised or superseded by additional or replacement provisions described in an applicable prospectus supplement for a series of debt securities.

Modification and waiver

Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, modifications and amendments of the Indenture with respect to any series of debt securities outstanding may be made by the Company and the trustee with the consent of holders of a majority in aggregate principal amount of such series, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the applicable series affected thereby:

•

extend the stated maturity date of the principal of, or any installment of principal of or interest on, any such debt security, or reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any such debt security;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;

•

reduce the percentage in aggregate principal amount of such series of outstanding debt securities, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the Indenture;

•

modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of the series affected thereby;

•	cause any such debt security to become subordinate in right of payment to any other debt, except to the extent provided in the terms of such security; or

•

if such debt security provides that the holder may require us to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein.

Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the Company and the trustee may also modify and amend the Indenture without the consent of any holder of debt securities in limited circumstances, such as clarifications and changes that would not adversely affect the holders.

The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive the Company’s compliance with any provisions of the Indenture or such series of debt securities, subject to the rights of the holders to receive payment of the principal of, and premium, if any, and interest on, such debt securities on the maturity date and, if the terms of such debt security so provide, to convert such security in accordance with its terms, and to institute suit for the enforcement of any such payment after such respective dates. Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such debt securities or in respect of any provision of the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

Legal Defeasance and Covenant Defeasance

The following provisions related to Legal Defeasance and Covenant Defeasance, as such terms are defined below, will apply unless otherwise provided in an applicable prospectus supplement for a series of debt securities.

The Indenture provides that the Company may, at its option, elect to discharge its obligations with respect to any series of debt securities (“Legal Defeasance”). If Legal Defeasance occurs, the Company will be deemed to have paid and discharged all amounts owed under the applicable series of debt securities, and the Indenture will cease to be of further effect as to such series of debt securities, except that:

•

holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of debt securities, from the funds deposited for that purpose (as explained below);

•

the Company’s obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities of the applicable series;

•	the trustee will retain its rights, powers, trusts, duties, and immunities, and the Company will retain its obligations in connection therewith; and

•	other Legal Defeasance provisions of the Indenture will remain in effect.

In addition, the Company may, at its option and at any time, elect to cause the release of its obligations with respect to most of the covenants in the Indenture (“Covenant Defeasance”) with respect to any series of debt securities. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to the Company described under “Events of Default” will no longer constitute events of default with respect to such series of debt securities. The Company may exercise Legal Defeasance regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to any series of debt securities:

(1)	the Company must irrevocably deposit with the trustee, in trust, for the benefit of holders of the debt securities of such series, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of debt securities, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of debt securities on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such debt securities, a valid, perfected, exclusive security interest in the trust;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

•	the Company has received from, or there has been published by, the Internal Revenue Service, a ruling; or

•

since the date of the Indenture, there has been a change in the applicable federal income tax law; in either case to the effect that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that holders of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)	no default or event of default may have occurred and be continuing under the Indenture on the date of the deposit with respect to such series of debt securities; in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5)	the Defeasance may not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent to hinder, delay or defraud any other of its creditors; and

(7)	the Company must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the applicable series of debt securities when due, then the Company’s obligations under the Indenture and such series of debt securities will be revived, and such Defeasance will be deemed not to have occurred.

Restrictive covenants

We will describe restrictive covenants for any series of debt securities in the applicable prospectus supplement and other offering materials relating to such series of debt securities.

Consolidation, merger, conveyance, transfer or lease

Unless otherwise provided in the applicable prospectus supplement for a series of debt securities, the Company may not consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, unless:

•

the Company is the surviving entity or, if not, the successor entity formed by such consolidation or into which the Company is merged or which acquires or leases the Company’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes the Company’s obligations with respect to the debt securities and under the Indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and

•	the Company has delivered to the trustee the certificates and opinions required under the Indenture.

Form, exchange and transfer

The Company will issue the debt securities only in fully registered form, without interest coupons. Unless provided otherwise in the prospectus supplement and the other offering materials relating to a particular series of debt securities, the debt securities will be issued in minimum denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of debt securities, but the Company may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith. If any series of the debt securities are to be redeemed in part, the Company will not be required to issue, register the transfer of or exchange such series of the debt securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing or to register the transfer of or exchange any debt securities so selected for redemption in part, except the unredeemed portion of any debt securities being redeemed in part.

The Company will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the debt securities and registration of transfers of the debt securities. The Company initially will appoint the trustee at its corporate trust office as paying agent and registrar for the debt securities. The Company may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other such agents or approve any change in the office through which any such agent acts. The Company will cause notice of any resignation, termination or appointment of the trustee or any paying agent or registrar, and of any change in the office through which any such agent will act, to be provided to holders of the debt securities.

The trustee

All payments of principal on, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities will be effected by the trustee or its agent at an office designated by the trustee at its corporate trust office.

The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default under the Indenture, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity reasonably satisfactory to the trustee.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act, contain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company or any of its affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.

Affiliates of the trustee may serve as agents and lenders under our credit facilities or engage in other transactions with us from time to time

Governing law

New York law governs the Indenture and will govern the debt securities.

Description of warrants

We may issue warrants to purchase common stock, preferred stock, debt securities or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants, if any, under one or more warrant agreements between us and one or more warrant agents that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering, including, among others, the aggregate number of warrants offered, the exercise price of the warrants, the dates or periods during which the warrants are exercisable and any other specific terms of the warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the Commission if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety before investing in our warrants.

Description of purchase contracts

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of common stock and/or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock and/or preferred stock. The price per share and the number of shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) stock purchase contracts and (b) warrants. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to make periodic payments to us.

These payments may be secured or unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The description in the applicable prospectus supplement and other offering material of any stock purchase contracts or stock purchase units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract agreement, which will be filed with the Commission if we offer stock purchase contracts or stock purchase units. For more information on how you can obtain copies of the applicable purchase contract agreement if we offer stock purchase contracts or stock purchase units, see “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.” We urge you to read the applicable purchase contract agreement and any applicable prospectus supplement in their entirety.

Description of units

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the other securities comprising the units, including whether and under what circumstances those securities may be traded separately;

•	the terms of the unit agreement governing the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or the securities comprising the units;

•	the United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered global form.

The description in the applicable prospectus supplement and other offering material of any units we offer and any related unit agreement will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the Commission if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.” We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

Legal ownership and book-entry issuance

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if we directly offer and sell the securities. Ownership of global securities will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of global securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to ownership interests of participants) and records of the participants (with respect to ownership interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of global securities will not:

•	be entitled to have any of the individual securities of the series represented by such global security registered in their names;

•	receive or be entitled to receive physical delivery of any such securities in definitive form; and

•	be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and directors or any paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of global securities for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

The information in this section concerning the depository and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Selling securityholders

We may register securities covered by this prospectus for re-offers and resales by any selling securityholders named in a prospectus supplement. We are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, which allows us to add secondary sales of our securities by any selling securityholders by filing a prospectus supplement with the Commission. We may register these securities to permit selling securityholders to resell their securities when they deem appropriate. Selling securityholders may resell all, a portion or none of their securities at any time and from time to time. Selling securityholders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling securityholders may offer securities for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the securities owned by the selling securityholders, other than underwriting fees, discounts or commissions, which will be borne by the selling securityholders. We will provide you with a prospectus supplement naming the selling securityholder(s), the amount of securities to be registered and sold and any other terms of the securities being sold by the selling securityholder(s).

Plan of distribution

We or the selling securityholders may offer and sell from time to time the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers or other third parties;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer or other third parties, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities.

Any selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling securityholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities if required. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling securityholders in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling securityholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commission payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling securityholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

If five percent or more of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, which we refer to in this prospectus as “FINRA,” participating in the offering or by affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5121.

The maximum aggregate commission or discount to be received by any member of FINRA or independent broker dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Legal matters

Alston & Bird LLP will pass upon the validity of any securities we offer by this prospectus and any prospectus supplement. If the validity of any securities is also passed upon by counsel for underwriters participating in an offering of securities offered by this prospectus and any prospectus supplement, the underwriters’ counsel will be named in the applicable prospectus supplement.

Experts

The consolidated financial statements of Sally Beauty Holdings, Inc. and subsidiaries as of September 30, 2020 and 2019 and for each of the three fiscal years in the period ended September 30, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2020 have been incorporated by reference herein from the Annual Report on Form 10-K for the fiscal year ended September 30, 2020 in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$600,000,000

Sally Holdings LLC

Sally Capital Inc.

 % Senior Notes due 2032

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Truist Securities

Co-Managers

Citizens Capital Markets

Regions Securities LLC

US Bancorp

   , 2024